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                              AGREEMENT OF PURCHASE

                               AND SALE OF ASSETS

                                 By and Between

                              PROJECTAVISION, INC.,

                                       and

                           VIDIKRON INDUSTRIES, S.p.A.

================================================================================


                                January 20, 1998
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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

1.   (a)    Purchase and Sale of Assets........................................1
     (b)    Assumed Liabilities................................................5
     (c)    Excluded Assets.  .................................................7
     (d)    Consent of Third Parties...........................................7

2.   (a)    Purchase Price.....................................................8
     (b)    Purchase Price Adjustment..........................................8
     (c)    Purchase Price Prepayments.........................................9
     (d)    Allocation of Purchase Price.......................................9
     (e)    Acquisition by Affiliates..........................................9

3.   (a)    Closing............................................................9
     (b)    Further Action....................................................10

4.   (a)    The Company's Delivery Obligations at the Closing;
            Covenants; Further Assurances.....................................11
     (b)    Billings..........................................................14
     (c)    Liability for Transfer Taxes......................................14
     (d)    Certificates of Tax Affidavits....................................15
     (e)    Use of Business Name..............................................15
     (f)    Further Assurances................................................15

5.   Purchaser's Delivery Obligations at the Closing..........................16

6.   Representations and Warranties of the Company............................17
     (a)    Organization, Standing and Qualification..........................17
     (b)    Subsidiaries......................................................18
     (c)    Transactions with Certain Persons.................................18
     (d)    Execution, Delivery and Performance of Agreement;
            Authority.........................................................19
     (e)    Capitalization; Ownership of Capital Stock........................20
     (f)    [Intentionally Omitted]...........................................20
     (g)    Financial Statements..............................................20
     (h)    Absence of Undisclosed Liabilities................................21
     (i)    Taxes.............................................................21
     (j)    Absence of Changes or Events......................................22
     (k)    Litigation........................................................25
     (l)    Compliance with Laws and Other Instruments........................26
     (m)    Title to Properties...............................................26
     (n)    Insurance.........................................................26
     (o)    Territorial Restrictions..........................................27
     (p)    Intellectual Property.............................................27
            (i)               Title...........................................27
            (ii)              Transfer........................................27
            (iii)             No Infringement.................................27
            (iv)              Licensing Arrangements..........................27
            (v)               No Intellectual Property Litigation.............28
            (vi)              Due Registration, Etc...........................28

                                TABLE OF CONTENTS
                                   (continued)

                                                                            Page
                                                                            ----

            (vii)     Use of Name and Mark....................................29
     (q)    Environmental Matters.............................................29
     (r)    No Guaranties.....................................................29
     (s)    [Intentionally Deleted]...........................................29
     (t)    Absence of Certain Business Practices.............................29
     (u)    Disclosure........................................................30
     (v)    Labor Disputes....................................................30
     (w)    Customers and Accounts............................................31
     (x)    Suppliers; Raw Materials..........................................31
     (y)    Unbilled Costs and Advance Billings...............................32
     (z)    Contracts and Proposals...........................................32
     (aa)   [Intentionally Deleted]...........................................33
     (bb)   Directors and Officers............................................34
     (cc)   Inventories.......................................................34
     (dd)   Real Property.....................................................34
            (i)       Leases..................................................34
            (ii)      No Proceedings..........................................35
            (iii)     Current Use.............................................35
     (ee)   Warranties........................................................35
     (ff)   Dealer and Distributor Arrangements...............................35
     (gg)   Excluded Assets...................................................36
     (hh)   Government Loan...................................................36

7.   Representations and Warranties by Purchaser..............................36
     (a)    Organization......................................................36
     (b)    Execution, Delivery and Performance of Agreement..................37
     (c)    Litigation........................................................37

8.   Employment Matters; Employment Contracts.................................37

9.   Indemnification..........................................................40

10.  Survival of Representations, Warranties and Agreements...................43

11.  Conduct of Business Prior to Closing.....................................43
            (i)       Liabilities.............................................43
            (ii)      Litigation..............................................43
            (iii)     Compliance with Laws....................................44
            (iv)      Continued Effectiveness of
                      Representations and Warranties..........................44

12.  Access to Information and Documents......................................45

13.  [Intentionally Deleted.].................................................47

14.  Conditions Precedent.....................................................47
     (a)    Conditions to Obligations of Each Party...........................47

                                TABLE OF CONTENTS
                                   (continued)

                                                                            Page
                                                                            ----

     (b)    Conditions to Obligations of the Purchaser........................47
     (c)    Conditions to Obligations of the Company..........................48

15.  Holdback; Post-Closing Adjustments.......................................49
     (a)    Holdback..........................................................49
     (b)    Post-Closing Audit................................................49
     (c)    Application of Post-Closing Audit to Financial
            Holdback..........................................................50
     (d)    Application of Other Holdback.....................................50
     (e)    Tax Allocation of Escrow Interest.................................51

16.  (a)    Termination.......................................................51
     (b)    Effect of Termination.............................................52

17.  Right to Designate Director..............................................53

18.  Trade Payables Escrow Account............................................53

19.  Earn Out.................................................................54

20.  Notices..................................................................55

21.  Miscellaneous............................................................57

SCHEDULES

Schedule 1(a)                   -   Assets

Schedule 1(a)(x)                -   Consents

Schedule 1(a)(xv)               -   Government Loan

Schedule 1(b)                   -   Assumed Liabilities

Schedule 1(b).1                 -   Agreed Upon Accounts Payable

Schedule 1(b).2                 -   Company's Bank Debt Documents

Schedule 1(c)                   -   Excluded Assets

Schedule 2(c)                   -   Allocation of Purchase Price

Schedule 4(a).1                 -   English Bill of Sale

Schedule 4(a).2                 -   Italian Bill of Sale

Schedule 4(a)(vi)               -   Opinion of Company's Counsel

                                TABLE OF CONTENTS
                                   (continued)


Schedule 4(a)(vii)              -   Peralda Non-Competition Undertaking

Schedule 4(a)(viii)             -   Peralda Employment Agreement

Schedule 4(a)(ix)               -   Macario Employment Agreement

Schedule 4(a)(x)                -   Macario Non-Competition Undertaking

Schedule 4(a)(xi)               -   Lease Assignment

Schedule 4(a)(xii)              -   Personal Property Assignment

Schedule 4(a)(xiii)             -   Intellectual Property Assignment

Schedule 5(a)(iv)               -   Opinion of Purchaser's Counsel

Schedule 6(a)                   -   States where the Company is Qualified to
                                    do Business

Schedule 6(b)                   -   Subsidiaries

Schedule 6(c)                   -   Transactions with Certain Persons

Schedule 6(d)                   -   Conflicts

Schedule 6(g).1                 -   Historical Financial Statements of the
                                    Company and the Subsidiary

Schedule 6(g).2                 -   Company's 1997 Financial Statements

Schedule 6(h)                   -   Undisclosed Liabilities

Schedule 6(i).1                 -   Unpaid Taxes

Schedule 6(i).2                 -   Company's Tax Returns for 1995 and 1996

Schedule 6(j)                   -   Changes or Events

Schedule 6(k)                   -   Litigation

Schedule 6(l)                   -   Compliance with Laws and Other
                                    Investments

Schedule 6(m)                   -   Encumbered Assets

Schedule 6(n)                   -   Insurance

Schedule 6(o)                   -   Territorial Restrictions

                                TABLE OF CONTENTS
                                   (continued)


Schedule 6(p)(i)                -   Intellectual Property

Schedule 6(p)(ii)               -   Non-Transferable Intellectual Property

Schedule 6(p)(iv)               -   Licensing Arrangements

Schedule 6(p)(v)                -   Intellectual Property Litigation

Schedule 6(p)(vii)              -   Restrictions on Use of Name and Mark

Schedule 6(r)                   -   Guaranties

Schedule 6(t)                   -   Certain Business Practices

Schedule 6(v).1                 -   List of Company's Employees

Schedule 6(v).2                 -   List of Company's Employees to be
                                    Employed by Purchaser

Schedule 6(w)                   -   Customers and Accounts

Schedule 6(x)                   -   Suppliers; Raw Materials

Schedule 6(y)                   -   Unbilled Costs and Advance Billings

Schedule 6(z)                   -   Contracts and Proposals

Schedule 6(z)(i)                -   Contracts and Proposals - Consents and
                                    Italian Law

Schedule 6(z)(iv)               -   Powers of Attorney

Schedule 6(bb)                  -   List of Directors and Officers of each
                                    of the Company and Subsidiary

Schedule 6(cc)                  -   Obsolete/Discontinued Inventory

Schedule 6(dd)                  -   Real Property Leases

Schedule 6(ee)                  -   Warranties

Schedule 6(ff)                  -   Exclusive Dealer Arrangements

Schedule 8(a)                   -   Employees

Schedule 8(b)                   -   Employee Plans

Schedule 8(g)                   -   Italian Employment Matters

                                TABLE OF CONTENTS
                                   (continued)

Schedule 12(a)                  -   Certain Distributors and Suppliers

Schedule 16(b)(i)               -   Escrow Agreement

                    AGREEMENT OF PURCHASE AND SALE OF ASSETS

      AGREEMENT (this "Agreement"), dated January 20, 1998, by and between PROJECTAVISION, INC., a Delaware corporation having its principal office at Two Penn Plaza, Suite 640, New York, New York 10121 ("Purchaser"), VIDIKRON INDUSTRIES, S.p.A., an Italian corporation having its principal office at Via Dei Guasti, 29, 20020 Misinto (Milano), Italy (the "Company").

                              W I T N E S S E T H:

      WHEREAS, the Company is engaged in the business, among others, of designing, manufacturing, sourcing and distributing high-end video projection systems for the consumer (the "Company's Video Business");

      WHEREAS, the Company owns eighty five percent (85%) of all of the issued and outstanding equity securities of Vidikron of America, Inc., a Delaware corporation, having its principal executive offices at 150 Bay Street, Jersey City, New Jersey (the "Subsidiary"); and

      WHEREAS, the Company desires to sell to Purchaser, and Purchaser desires to acquire from the Company, substantially all of the assets constituting the Company's Video Business, and certain of the Company's liabilities, on the terms and conditions set forth herein.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and in order to set forth the terms and conditions of the purchase and sale of assets and the manner of carrying the same into effect, the parties hereto hereby agree as follows:

      1. (a) Purchase and Sale of Assets. Except as set forth on Schedule 1(c) annexed hereto, subject to and upon the terms and conditions set forth in this Agreement, the Company agrees to sell, transfer, convey, assign and deliver to Purchaser, and Purchaser agrees to purchase at the "Closing" (as defined in Section 3 hereof), those certain assets and properties, and that certain business, goodwill and rights of the business as a going concern, of every nature, kind and description whatsoever, whether tangible and intangible, wheresoever located and whether or not carried or reflected on the books and records of the Company with respect to the Company's Video Business, all of which shall be referred to in the form of Bill of Sale as set forth in Schedule 1(a) annexed hereto (hereinafter sometimes collectively called the "Assets"), including, without limitation:

            (i) subject to the provisions of Sections 6(p) and 6(o) below, all right, title and interest in and to any and all United States, Italian and other: (A) industrial designs, and improvements thereto; (B) trademarks, service marks, trade names (including, without limitation, any trade names acquired by the Company in connection with its acquisition of the business), trade dress, logos, business and product names, slogans, and registrations and applications for registration thereof; (C) copyrights (including software) and registrations, if any, thereof;
            (D) inventions, processes, designs, formulae, trade secrets, know-how, industrial models, confidential and technical information, manufacturing, engineering and technical drawings, product specifications and confidential business information; (E) mask work and other semiconductor chip rights and registrations, if any, thereof; (F) intellectual property rights similar to any of the foregoing; (G) copies and tangible embodiments thereof (in whatever form or medium, including electronic media) (collectively, "Intellectual Property");

            (ii) the assets reflected on the Pro Forma Financial Statements referred to in Section 6(g) hereof, with only such disposition of such assets as shall have occurred in the ordinary course of the Company's business between the date of the Pro Forma Financial Statements and the Closing;

            (iii) all machinery, equipment, fixtures, leasehold improvements, trucks, vehicles, parts and other tangible personal property (including, but not limited to, any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other party);

            (iv) all inventory of equipment held for sale or lease, spare parts, replacement and component parts, and office and other supplies ("Inventories"), including Inventories held at any location for the Company and Inventories previously purchased and in transit to or from the Company;

            (v) all rights in and to Inventories (including, but not limited to, products hereafter returned or repossessed and unpaid, Company's rights of rescission, replevin, reclamation and rights to stoppage in transit);

            (vi) all rights (including, but not limited to, any and all Intellectual Property rights) in and to the products and services sold, rented or leased and in and to any products and services sold, rented or leased and in and to any products or other Intellectual Property rights under research or development prior to or on the Closing Date;

            (vii) all of the rights of the Company under all Contracts (as defined in Section 6(z) hereof) and, including, without limitation, any right to receive payment for products sold or services rendered (exclusive, however, of the "Accounts Receivables" that the Company shall retain upon the Closing of this Agreement in accordance with the provisions of, and as such term is defined in, Section 1(c) below), and to receive goods and services, pursuant to such Contracts and to assert claims and take other rightful actions in respect of breaches, defaults and other violations of such Contracts;

            (viii) all credits (exclusive of the Accounts Receivables that the Company shall retain in accordance with the provisions of Section 1(c) below), and, if any, prepaid expenses, deferred charges, return allowances, advance payments, security deposits and prepaid items;

            (ix) only to the extent that they relate solely to the Company's Video Business, and are discrete with respect thereto, all books, records, manuals and other materials (in any form or medium whether now known or hereafter devised), including, without limitation, all records and materials maintained by the Company, advertising matter, catalogues, consumer manuals, price lists, correspondence, mailing lists, lists of customers, distribution lists, photographs, production data, sales and promotional materials and records, purchasing materials and records, manufacturing and quality control records and procedures, blueprints, research and development files, records, data and laboratory books, Intellectual Property disclosures, media materials and plates, accounting records, and sales order files; provided, however, that it is expressly understood that in the event that any of the foregoing also sets forth information relative to the Company in connection with matters unrelated, in whole and in part, to the Company's Video Business, then notwithstanding the foregoing, all such books and records shall remain the property of the Company, and will not be deemed to be an asset transferred hereunder but rather, will be deemed to be an "Excluded Asset" (as that term is defined in Section 1(c) below), and consequently, shall be retained by the Company in accordance with the provisions of Section 12(c) below;

            (x) to the extent their transfer is permitted by law, all consents, approvals, authorizations, waivers, permits, grants, franchises, concessions, agreements, licenses, exemptions or orders of regulation, certificate, declaration or filing with, or report or notice to any entity issued, executed, delivered or otherwise made to or for the benefit of the Assets or any assets of the Subsidiary, including all applications thereof (collectively, the "Consents"), all of which Consents are set forth on Schedule 1(a)(x) hereof, including, but not limited to, the Consent (the "Governmental Approval") of any nation, or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of the United States or Italy, any state of the United States or any municipality thereof, any region or province of Italy or any municipality thereof, and any tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization of the United States or Italy (collectively, the "Governmental Authority" or "Governmental Authorities);

            (xi) except with respect to the Accounts Receivables to be retained by the Company in accordance with the provisions of Section 1(c) below, all rights to choses in action, causes of action, claims and rights of recovery or setoff, lawsuits, judgments, claims and demands of any nature available to or being pursued by the Company with respect to the Company's business or the ownership, use, function or value of any of the Assets whether arising by way of counterclaim or otherwise;

            (xii) all guarantees, warranties, indemnities and similar rights in favor of the Company with respect to any of the Assets or the Company's Video Business;

            (xiii) accrued sales (in respect of outstanding proposals or work-in-process), commitments, proposals, Contracts, understandings or commitments, whether oral or written, to perform services, advanced billings and unbilled costs (as set forth on Schedule 6(y) annexed hereto);

            (xiv) the tangible assets (the "Tangible Assets") that are part of
            Schedule 1(a) annexed hereto and as provided on the Balance Sheet;

            (xv) cash and cash equivalents of Seller relating to (A) prepayments for goods or services relative to the Company's Video Business to be delivered or performed, in whole or in part, subsequent to the Closing, and (B), to the extent applicable, that certain seven (7) year, low interest loan in the principal amount of 1,745,000,000Li. (or any portion thereof) extended to the Company by the Italian Government in accordance with that letter to the Company dated October 30, 1997 (the "Government Loan"), the true and complete documentation of which is annexed hereto as Schedule 1(a)(xv); and

            (xvi) all shares of stock of the Subsidiary owned by Company and any other equity ownership interests and rights to acquire equity ownership interests in the Subsidiary (it being expressly understood and agreed that Purchaser shall have no obligation whatsoever to enter into any agreements of any kind with those shareholders of the Subsidiary other than the Company, including, without limitation agreements regarding such shareholders' shareholdings with respect to the Subsidiary or such shareholders' employment arrangements therewith).

            (b) Assumed Liabilities.

            (i) The Assets shall be conveyed free and clear of all liabilities, obligations, liens, claims and encumbrances, excepting only those liabilities, obligations, liens, claims and encumbrances which are expressly to be assumed by Purchaser hereunder, if any. Purchaser shall assume at the Closing, and thereafter timely pay, perform or discharge, when due, the "Assumed Liabilities," except to the extent that any of such Assumed Liabilities have been paid or satisfied as of the Closing Date. As used herein, the term "Assumed Liabilities," all of which shall be set forth on Schedule 1(b) annexed hereto, shall be expressly limited to:

                  (A) the sum of (w) the Company's accounts payable incurred in the ordinary course of the Company's Video Business (the "Trade Payables") in the aggregate amount as set forth in the Company's written advice to Purchaser no later than five (5) business days prior to the Closing Date, which written advice shall also individually set forth such Trade Payables on an account by account basis, including the amount of time each of such Trade Payables has been outstanding and when same is due and owing (x) certain of the principal amount of the Company's existing bank indebtedness (the precise amount of which shall be determined by the parties at Closing) with [names(s) of bank] as annexed hereto as Schedule 1(b).2 (the "Company's Bank Debt"), plus (y) the accrued employee severance benefits set forth on the Company's Closing Balance Sheet, plus (z) the Government Loan, if any, to the extent that prior to Closing the Company has actually received funds with respect to the Government Loan and such funds have either been retained by or used in connection with the Company's Video Business; provided, however, sum of (x), (y) and (z) shall in no event exceed Three Million Five Hundred Thousand ($3,500,000) U.S. Dollars (such sum being hereinafter referred to as the "Agreed Upon Accounts Payables");

            (ii) In addition, upon the Closing, Purchaser shall be responsible for the full and timely payment of the Bill of Sale Registration Tax and Stamp Duties under Italian law.

            (iii) Purchaser shall not and does not assume any liabilities, obligations or commitments of the Company, other than the Assumed Liabilities, and the Company shall be solely responsible, without limitation, for the following:

                  (A) Legal, accounting, brokerage and finder's fees and income, excise, if any, or other Transfer Taxes (as defined in Section 4(c) hereof and which shall not include the Bill of Sale Registration Tax and Stamp Duties) or other expenses incurred by the Company in connection with this Agreement or the consummation of the transactions contemplated hereby; provided that Purchaser agrees that it shall be solely responsible for any and all payments of any nature whatsoever due and owing to Hambro America Securities, Inc. and Purchaser hereby agrees to indemnify the Company with respect thereto;

                  (B) Debts, liabilities or obligations of any nature of the Company except for the Assumed Liabilities;

                  (C) Except for the Bill of Sale Registration Tax and Stamp Duties, any domestic, value added, if any, federal, international, regional, provincial, state or local or foreign income, franchise, excise, use, property, payroll or similar or other

                  Taxes (as defined in Section 6(i) hereof)(or penalties and interest thereon) imposed on the Company including, without limitation, those due as a result of the operation of the Company's Video Business through the Closing Date;

                  (D) Any claim, legal action, suit, arbitration or other legal or administrative proceeding (or governmental investigation) pending or in effect, or threatened against or relating to either the Company's Video Business, the officers and directors of the Company (as such litigation, if any, may relate to the Company's Video Business), or the Assets or the properties or business relative to the Company's Video Business, all of which shall be expressly retained by the Company; provided, however, that Purchaser shall provide the Company (at no cost to the Purchaser) with whatever cooperation and assistance that the Company may reasonably require subsequent to the Closing hereof in connection with the foregoing; and

                  (E) Except as Purchaser shall have otherwise expressly agreed to assume herein, liabilities and obligations of the Company, if any, accruing prior to, on or after the Closing Date relating to the Company's employment of any of the Company's employees, including, without limitation, compensation, severance payments, if any, contributions to employee benefit plans, workers' compensation or other insurance claims.

            (c) Excluded Assets. Except as set forth on Schedule 1(c) annexed hereto, the Company is selling to Purchaser hereunder all, and is not excluding any, of the assets of any nature whatsoever that are used by the Company to conduct the Company's Video Business as presently operated and as currently contemplated to be operated subsequent to the consummation of the transaction contemplated by this Agreement (hereinafter referred to as the "Excluded Assets"). Schedule 1(c) shall include, among other things, a detailed listing on an account by account basis of the Company's accounts receivables as of the Balance Sheet Date with respect to those goods and services that the Company has fully delivered or performed, as the case may be, all of which shall be retained by the Company (the "Accounts Receivables").

            (d) Consent of Third Parties. Notwithstanding anything to the contrary in this Agreement, but subject, nevertheless, to Section 14 hereof, this Agreement shall not constitute an agreement to assign or transfer any Governmental Approval, instrument, Contract, lease, permit or other agreement or arrangement or any claim, right or benefit arising thereunder or resulting therefrom if an assignment or transfer or an attempt to make such an assignment or transfer without the consent of a third party would constitute a breach or violation thereof or affect adversely the rights of Purchaser or the Company thereunder; any transfer or assignment to Purchaser by the Company or the Subsidiary of any interest under any such instrument, Contract, lease, permit or other agreement or arrangement that requires the consent or approval of a third party shall be made subject to such consent or approval being obtained. In the event any such consent or approval is not obtained on or prior to the Closing Date, the Company shall continue to use its best efforts to obtain such approval or consent after the Closing Date until such time as such consent or approval has been obtained, and the Company will cooperate with Purchaser in any lawful and economically feasible arrangement to provide that Purchaser shall receive the interest of the Company, and/or the Subsidiary, as the case may be, in the benefits under any such instrument, Contract, lease or permit or other agreement or arrangement, including performance by the Company or the Subsidiary as agent, if economically feasible, provided, that Purchaser shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent Purchaser would have been responsible therefor hereunder if such consent or approval had been obtained. The Company shall pay and discharge, and shall indemnify and hold Purchaser harmless from and against any and all out-of-pocket costs of seeking to obtain or obtaining any such consent or approval whether before or after the Closing Date. Nothing in this Section 1(d) shall be deemed a waiver by Purchaser of its right to have received on or before the Closing an effective assignment of all of the Assets nor shall this Section 1(d) be deemed to constitute an agreement to exclude from the Assets any assets described in
Section 1(a) hereof.

      2. (a) Purchase Price. As full and total consideration for the sale, transfer, conveyance, assignment and delivery of the Assets by the Company to Purchaser, and in reliance upon the representations and warranties made herein by the Company, Purchaser agrees, subject to any adjustments or holdbacks herein provided for, to deliver to the Company the aggregate sum of $2,000,000, by wire transfer or certified or official bank check drawn on a bank which is a member of the New York Clearing House Association payable to the order of the Company (the "Purchase Price").

            (b) Purchase Price Adjustment. The Purchase Price set forth in
Section 2(a) above (which is subject to the provisions of Section 15 below) shall be subject to adjustment as hereinbelow set forth in this Section 2(b). Specifically, in the event that the Agreed Upon Accounts Payable are less than Three Million Five Hundred Thousand Dollars ($3,500,000), the Purchase Price shall be increased on a dollar-for-dollar basis. By way of example, in the event that the Agreed Upon Accounts Payables is Three Million Four Hundred Thousand Dollars ($3,400,000), the Purchase Price shall be increased by $100,000 to Two Million One Hundred Thousand Dollars ($2,100,000).

            (c) Purchase Price Prepayments. Upon the execution hereof, Purchaser shall pay to Company Four Hundred Thousand Dollars ($400,000) by certified or cashiers bank check (the "First Prepayment"). In the event that the Purchaser and the Company have not effected a Closing on or before February 28, 1998, and Purchaser is desirous of effecting a Closing thereafter, Purchaser shall be required to pay to Company an additional Six Hundred Thousand Dollars ($600,000) (the "Second Prepayment") by certified or cashiers bank check or wire transfer on or before February 28, 1998; provided, however, notwithstanding the foregoing, in no event shall Purchaser be required to make such Second Prepayment any sooner than fourteen (14) days after Company has responded to all reasonable inquiries and delivered all reasonably requested documentation in connection with Projectavision's due diligence, including but not limited to the "Projected Balance Sheet" and the "1996 Balance Sheet" referred to and defined in Section 6(g) below.

            (d) Allocation of Purchase Price. The Purchase Price payable pursuant to Section 2(a) hereof shall be allocated as provided on Schedule 2(c) annexed hereto. The parties hereto agree that Purchaser may use such allocation for purposes of filing Internal Revenue Service Form 8594 (Asset Acquisition Statement under Section 1060) pursuant to the provisions of the Internal Revenue Code of 1986, as amended (the "Code").

            (e) Acquisition by Affiliates. Notwithstanding anything to the contrary in this Agreement, Purchaser may cause some or all of the Assets to be acquired hereunder by one (1) or more affiliates of Purchaser; provided, however, that Purchaser shall remain liable, jointly and severally, with any such affiliate(s) for any and all obligations under this Agreement. The term "affiliates" as used in this Section 2(d) shall have the same meaning as set forth under the definition of "affiliates" in Rule 405 of the Securities Act of 1933, as amended.

      3. (a) Closing. The closing of the transactions contemplated under this Agreement (the "Closing") shall take place at the offices of Zukerman Gore & Brandeis, LLP, 900 Third Avenue, New York, New York 10022 no later than April 30, 1998, provided that all conditions precedent set forth in Section 14 hereof, or at such other time and place as the parties may agree. Notwithstanding the foregoing, in the event that all of the conditions set forth in Section 14 below have been satisfied or waived, except for Purchaser's delivery obligation pursuant to Section 5(a)(i), Purchaser shall have the right to extend the Closing Date to May 31, 1998 by paying to Company, pursuant to and in accordance with the holdback provisions of
Section 15 below, on or before April 30, 1998, One Million Dollars ($1,000,000) (the "Third Prepayment") by certified or cashiers bank check or wire transfer. The First Prepayment, the Second Prepayment (if any) and the Third Prepayment (if any) are sometimes hereinafter collectively referred to as the "Prepayments." The day on which the Closing actually takes place is herein sometimes referred to as the "Closing Date."

            (b) Further Action.

            (i) The Company and Purchaser agree to use all reasonable good faith efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated hereby by the Closing Date, including but not limited to (A) fulfilling the provisions of Section 12 below, and (B) delivering all of the Schedules required to be annexed to this Agreement; provided that a Schedule shall not be deemed to have been delivered hereunder unless and until same is complete and accurate in its entirety.

            (ii) The Company and Purchaser shall, as promptly as practicable, file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied pursuant to all applicable provisions of (A) constitutions, treaties, statutes, laws (including common law), rules, regulations, ordinances, codes or orders of any Government Authority; and (B) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority (collectively, the "Applicable Laws") in connection with this Agreement, the sale and transfer of the Assets pursuant to this Agreement and the consummation of the other transactions contemplated hereby.

            (iii) The Company and Purchaser, as promptly as practicable, will use all reasonable efforts to obtain, or cause to be obtained, all consents of any Governmental Authority and of any third party (collectively, the "Consents") necessary to be obtained in order to consummate the sale and transfer of the Assets pursuant to this Agreement and the consummation of the other transactions contemplated hereby.

            (iv) The Company shall coordinate and cooperate with Purchaser in exchanging such information and supplying such assistance as may be reasonably required by Purchaser pursuant to Applicable Laws in connection with this Agreement and the "Company's Related Agreements" (as that term is defined in Section 6(d) below).

            (v) At all times prior to the Closing, the Company shall promptly notify Purchaser in writing, and the Purchaser shall promptly notify the Company in writing, upon becoming aware of any fact, condition, event or occurrence that will or may result in the failure to satisfy any of the conditions precedent to the transactions contemplated by this Agreement as set forth in Section 14 hereof.

            (vi) The Company shall use its good faith, reasonable efforts to enter into such agreements and other arrangements (including sublicenses and subleases) with Purchaser as are necessary to ensure that Purchaser receives benefits under the Contracts set forth on
            Schedule 6(z) annexed hereto and the other agreements to be transferred to Purchaser hereunder that are the same as received under the Contracts prior to the Closing or as contemplated to be received after the Closing.

      4. (a) The Company's Delivery Obligations at the Closing; Covenants; Further Assurances. At the Closing, the Company agrees to deliver or cause to be delivered to Purchaser (and, as applicable, execute):

            (i) a Bill of Sale in English and a Bill of Sale in Italian, each of which shall be duly executed by the Company in substantially the form of Schedule 4(a).1 and Schedule 4(a).2, respectively, annexed hereto;

            (ii) such other good and sufficient deeds, bills of sale, endorsements, assignments, documents of title and other instruments of conveyance, assignment and transfer, in form and substance reasonably satisfactory to Purchaser's counsel, as shall be effective to vest in Purchaser good title to the Assets;

            (iii) all contracts, files and other data (including, without limitation, lists of orders and computer disks and tapes) and documents pertaining to the Assets;

            (iv) certified copies of resolutions adopted by the Company's Board of Directors authorizing the execution, delivery and performance of this Agreement;

            (v) an authenticated copy of the Subsidiary's Certificate of Incorporation, as amended, certified by the Office of the Secretary of State of the State of Delaware, and a true and correct copy of the by-laws of the Subsidiary as certified by the secretary of the Subsidiary;

            (vi) the opinion of Company's counsel, substantially in the form of
            Schedule 4(a)(vi) annexed hereto which opinion shall cover, among other things, the due authorization, execution and delivery of this Agreement and the transactions contemplated hereby;

            (vii) the Non-Competition Undertaking of Mr. Flavio Peralda, which shall include, among other things, a provision prohibiting any further use, directly or indirectly, of the names and words "Vidikron Industries S.p.A." or Vidikron of America, Inc.," or any other name confusingly similar to such names and marks or any variation thereof (the "Peralda Non-Competition Undertaking"), in the form of Schedule 4(a)(vii) annexed hereto;

            (viii) the Employment Agreement (the "Peralda Employment Agreement") between Purchaser and Mr. Flavio Peralda in the form of Schedule 4(a)(viii) annexed hereto;

            (ix) the Employment Agreement (the "Macario Employment Agreement"), which shall include, among other things, a provision prohibiting any further use, directly or indirectly, of the names and words "Vidikron Industries S.p.A." or Vidikron of America, Inc.," or any other name confusingly similar to such names and marks or any variation thereof, between Purchaser and Mr. Emilio Baj Macario in the form of Schedule 4(a)(ix) annexed hereto;

            (x) the Non-Competition Undertaking of Mr. Emilio Baj Macario, which shall include, among other things, a provision prohibiting any further use, directly or indirectly, of the names and words "Vidikron Industries S.p.A." or Vidikron of America, Inc.," or any other name confusingly similar to such names and marks or any variation thereof (the "Macario Non-Competition Undertaking") in the form of Schedule 4(a)(x) annexed hereto;

            (xi) approvals, if required by the terms thereof, in respect of and an assignment and assumption agreement for the Leases (as defined in Section 6(dd) hereof) in substantially the form of Schedule 4(a)(xi) annexed hereto (the "Lease Assignment");

            (xii) an assignment and assumption agreement for the equipment leases in substantially the form of Schedule 4(a)(xii) annexed hereto to be prepared by Purchaser (the "Personal Property Assignment);" provided, however, Purchaser expressly agrees that in the event that any Personal Property Assignment cannot be executed and delivered at the Closing, it shall be acceptable for the Company, in lieu thereof, to keep in existence the applicable equipment lease for the benefit of Purchaser and the Purchaser shall reimburse the Company on a timely basis for any ongoing lease payments from time to time as same become due and owing;

            (xiii) a notarized assignment agreement for the Intellectual Property to be included in each of the Bills of Sale referred to in
            Section 4(a)(i) above, in accordance with applicable laws and in substantially the form of Schedule 4(a)(xiii) annexed hereto (the "Intellectual Property Assignment");

            (xiv) all Consents, including, without limitation, those necessary in connection with the Lease Assignment, if required, the Personal Property Assignment and the Intellectual Property Assignment;

            (xv) a Certificate of the Registry of the Companies which shall cover the Company's continued registration in the Registry of Companies as of the Closing Date;

            (xvi) a Certificate signed by a managing director of the Company dated the Closing Date, reaffirming that all of the representations and warranties set forth in Section 6 below;

            (xvii) the lease with the Purchaser for the premises at the Company's address first set forth above (the "Italian Lease") for a term of not less than six (6) years at a rate of 140,000,000Li. per annum (plus normal operating expenses and value added taxes, if any, all consistent with the terms and conditions as are applicable to the Italian Lease upon the execution hereof);

            (xviii) the "Financial Holdback Escrow Agreement" and the "Other Holdback Escrow Agreement" as those terms are defined in Section 16(a) below and the "Earn Out Escrow Agreement" as that term is defined in Section 19 below, and the "Trade Payables Escrow Agreement" as that term is defined in Section 18 below;

            (xix) Governmental Approvals;

            (xx) the original stock certificate(s) representing the Company's eighty-five percent (85%) beneficial equity ownership interest in the Subsidiary, accompanied by undated stock powers executed in blank with signatures guaranteed;

            (xxi) all of the books and records, stock ledger, bank accounts, agreements, contracts, understandings, correspondence, and all other materials of any nature whatsoever relative to the Subsidiary;

            (xxii) evidence in form and substance satisfactory to Purchaser that all notices required to be given to the Company's employees pursuant to Italian laws have been properly given in a timely fashion in accordance with applicable Italian Laws; and

            (xxiii) all other documents and instruments required to be delivered to Purchaser in order to consummate the transactions herein contemplated.

            (b) Billings. The Company agrees that from and after the Closing Date, Purchaser shall have the right and authority to bill and collect for its own account all billings in respect of work-in-process, if any, that are being transferred to Purchaser as provided herein. The Company agrees that it will promptly transfer and deliver to Purchaser any cash or other property which the Company may receive in respect of such billings.

            (c) Liability for Transfer Taxes. Except for the Bill of Sale Registration Tax and Stamp Tax Duties, the Company shall be responsible for the payment in the ordinary course of, and shall indemnify and hold harmless Purchaser against, all income, sales (including, without limitation, bulk sales), use, value added, documentary, stamp, gross receipts, transfer, conveyance, excise (if any), license and other similar Taxes (as defined in Section 6(i) hereof) and fees (collectively, "Transfer Taxes"), arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement and the Company's Related Agreements. The Company shall prepare and timely file all tax returns required to be filed in respect of Transfer Taxes (including, without limitation, all notices required to be given with respect to bulk sales taxes), provided that Purchaser shall be permitted to prepare any such tax returns that are the primary responsibility of Purchaser under Applicable Law. Purchaser's preparation of any such tax returns shall be subject to the Company's approval, which approval shall not be unreasonably withheld or delayed.

            (d) Certificates of Tax Affidavits. On or before the Closing Date, Purchaser shall obtain copies of certificates from appropriate taxing authorities with respect to value added taxes relative to any country, federal, state, regional, provincial or other taxing authority for which Purchaser or the Company could have liability to withhold or pay with respect to the transfer of the Assets or any of the transactions herein contemplated, provided, that Purchaser's failure to obtain such certificates (provided that such failure shall not be the fault of the Company) shall not relieve the Purchaser of its obligations to enter into and complete the Closing. In the event that notwithstanding its good faith efforts to the contrary, Purchaser is unable to obtain such certificates prior to the Closing, Purchaser shall withhold or, where appropriate, escrow such amount as necessary based upon the Purchaser's reasonable estimate of the amount of such potential liability, or as determined by the appropriate taxing authority, to cover such value added taxes until such time as certificates are provided.

            (e) Use of Business Name. Contemporaneously with the Closing, the Company will change its name, and the Company will not, directly or indirectly, use or do business, or allow any Affiliate (as hereinafter defined) to use or do business, or assist any third party in using or doing business, under the names and marks "Vidikron Industries S.p.A." or "Vidikron of America, Inc.," or any other name confusingly similar to such names and marks or any variation thereof. It is expressly acknowledged and agreed by the Company that the provisions of this Section 4(e) are of the essence hereof.

            (f) Further Assurances. At any time and from time to time after the Closing, at Purchaser's request and expense, without further consideration, the Company shall execute and deliver such other additional instruments of sale, transfer, conveyance, assignment and confirmation and take such other action as Purchaser may reasonably deem necessary or desirable in order to transfer, convey and assign to Purchaser the Assets, subject to this Agreement, to put Purchaser in actual possession and operating control thereof and to assist Purchaser in exercising all of the Company's rights with respect thereto and to take such action and execute such documents or instruments as may be reasonably requested by the Purchaser in connection with any governmental or regulatory matters or filings required to be made by Purchaser, including, without limitation, any filings, documents or instruments to be delivered to the United States Securities and Exchange Commission or any other Governmental Authority, The Nasdaq Stock Market, Purchaser's, the Company's and the Subsidiary's, lenders, auditors or any other appropriate party.

      5. Purchaser's Delivery Obligations at the Closing. (a) At the Closing, Purchaser agrees to deliver, or cause to be delivered, as the case may be, to the Company (and, as applicable, execute):

            (i) a certified or cashier's check for the Purchase Price as provided in Section 2 hereof, less any and all Prepayments thereto for delivered, subject to any adjustment herein and the holdback provisions of Section 15 below;

            (ii) a certified copy of resolutions adopted by the Board of Directors of Purchaser authorizing the execution, delivery and performance of this Agreement and the Purchaser's Related Agreements (as defined in Section 7(a) hereof);

            (iii) a certificate of good standing issued by the Secretary of State of the State of Delaware as to the good standing and corporate existence of Purchaser;

            (iv) an opinion of Purchaser's counsel substantially in the form of
            Schedule 5(a)(iv) annexed hereto which opinion shall cover, among other things, the due authorization, execution and delivery of this Agreement and the transactions contemplated hereby;

            (v) the Macario Employment Agreement;

            (vi) the Macario Non-Competition Undertaking;

            (vi) the Peralda Non-Competition Agreement;

            (vii) the Peralda Employment Agreement;

            (viii) such appropriate release documentation as shall be reasonably required by the Company to evidence that the Company's liability with respect to the Company's Bank Debt upon the Closing hereof shall have been reduced by the amount that the parties have agreed to;

            (ix) the Personal Property Assignment;

            (x) the Lease Assignment;

            (xi) all other documents and instruments required to be delivered to the Company pursuant to the provisions of this Agreement;

            (xii) the Financial Holdback Escrow Agreement, the Other Holdback Escrow Agreement, the Earn Out Escrow Agreement and the Trade Payables Escrow Agreement;

            (xiii) the Lease;

            (xiv) the Bill of Sale in Italian and the Bill of Sale in English duly executed by the Purchaser in substantially the form of Schedule 4(a).2 annexed hereto; and

            (xv) One Million Dollars ($1,000,000) (the "Earn Out Deposit") to be deposited in the "Earn Out Escrow Account" (as that term is defined in Section 19 below), in accordance with the terms and conditions of the Earn Out Escrow Agreement; and

            (xvi) such amount as is required to be deposited into the "Trade Payables Escrow Account" (as that term is defined in Section 18 below), in accordance with the terms and conditions of the Trade Payables Escrow Agreement.

            (b) At any time and from time to time after the Closing, at the Company's request and expense, Purchaser shall execute and deliver such other additional instruments as the Company may reasonably deem necessary to evidence Purchaser's obligations under this Agreement, and Purchaser agrees to take such actions as may be reasonably necessary to carry out the purposes and intentions of this Agreement. For a reasonable period of time following the Closing, Purchaser shall provide the Company with reasonable access to all books and records of the Company that are delivered to Purchaser hereunder relating to the Assets and the period through the Closing Date.

      6. Representations and Warranties of the Company. The Company represents and warrants to Purchaser, as of the date of this Agreement and as of the Closing Date, as follows:

            (a) Organization, Standing and Qualification. Each of the Company and the Subsidiary (i) is a corporation duly organized, validly existing and in good standing under the laws of Italy and the State of Delaware, respectively;
(ii) has all requisite corporate power and authority and is entitled to carry on the business as now being conducted and to own, lease or operate its properties in the places where such business is now conducted and such properties are now owned, leased or operated; and (iii) the Subsidiary is duly qualified, licensed and in good standing as a foreign corporation authorized to do business in the states listed on Schedule 6(a) annexed hereto, which are the only states where the failure to be so qualified would have a material adverse effect on the condition, financial or otherwise, of the Company or the Subsidiary. The Company has delivered to Purchaser a true and complete copy of the certificate of incorporation of the Subsidiary and all amendments thereto, certified as true and correct by the Secretary of State of the State of Delaware, as well as the by-laws of the Subsidiary as presently in effect, certified as true and correct by the secretary of the Subsidiary.

            (b) Subsidiaries. The Subsidiary has no subsidiaries except those listed on Schedule 6(b) annexed hereto. Except as set forth on Schedule 6(b) annexed hereto, the Subsidiary owns all of the outstanding capital stock of all of the subsidiaries of the Subsidiary listed on Schedule 6(b) annexed hereto. Except as set forth on Schedule 6(b) annexed hereto, the Subsidiary has no interest, directly or indirectly, and has no commitment to purchase any interest, directly or indirectly, in any other corporation or in any partnership, joint venture or other business enterprise or entity. Except as set forth on Schedule 6(b) annexed hereto, the Company's Video Business has not been conducted through any other direct or indirect subsidiary or affiliate of the Subsidiary or the Company other than the Subsidiary. Except as set forth on
Schedule 6(b) annexed hereto, there are no securities of any subsidiary of the Company or the Subsidiary directly or indirectly convertible, exercisable or exchangeable for any of the capital stock of the Subsidiary, including, but not limited to, any options, warrants, rights, agreements, understandings or commitments, vested or unvested, of any nature whatsoever relating to the capital stock of the Subsidiary.

            (c) Transactions with Certain Persons. Except as set forth on
Schedule 6(c) annexed hereto, neither the Company with respect to the Company's Video Business nor the Subsidiary has directly or indirectly, purchased, leased from others or otherwise acquired any property or obtained any services from, or sold, leased to others or otherwise disposed of any property or furnished any services to, or otherwise dealt with (except with respect to remuneration for services rendered as a director, officer or employee of the Company or the Subsidiary), in the ordinary course of business or otherwise (i) any shareholder of the Company or the Subsidiary, or (ii) any person, firm or corporation which, directly or indirectly, alone or through one or more intermediaries controls, is controlled by, or is under common control with the Company or the Subsidiary or any shareholder of the Company or the Subsidiary (an "Affiliate"). Except as set forth on Schedule 6(c) annexed hereto, neither the Company with respect to the Company's Video Business, nor the Subsidiary, owes any amount to, or has any contract with or commitment to, any shareholders, officers, employees or consultants (other than compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business), and none of such persons owes any amount to either the Company with respect to the Company's Video Business or by the Subsidiary. Except as set forth on Schedule 6(c) annexed hereto, no part of the property or assets of any of the shareholders of the Company or the shareholders of the Subsidiary are used by the Company in connection with the Company's Video Business or the Subsidiary. Except as set forth on Schedule 6(c) annexed hereto, no part of the property or Assets of the Company's Video Business or the Subsidiary are used by any of the shareholders of the Company or shareholders of the Subsidiary for their personal benefit or any purpose not related to the business of the Company's Video Business or the Subsidiary.

            (d) Execution, Delivery and Performance of Agreement; Authority. Except as set forth on Schedule 6(d) annexed hereto, neither the execution, delivery nor performance of this Agreement and all other agreements to which the Company or the Subsidiary is a party that are required to be delivered by the Company, pursuant to Section 4(a) hereof (which documents are sometimes herein collectively referred to as the "Company's Related Agreements") will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to any provision of the Company's charter documents or the Subsidiary's certificate of incorporation or by-laws or any franchise, mortgage, deed of trust, lease, license, Contract, agreement, Applicable Law, rule or regulation, or any order, judgment or decree to which the Company or the Subsidiary are a party or by which either of them may be bound or materially or adversely affected or require any consent, authorization, approval or any other action by, or any notice to, or filing or registration with, any Governmental Authority or other third party. Except as set forth on Schedule 6(d) annexed hereto, no other party, including, without limitation, any present or former partner, shareholder, or employee of the Company or the Subsidiary has, may or will have any right (tangible or intangible, choate or inchoate) to any interest in the Assets or the proceeds from the sale of the Assets. Except as set forth on Schedule 6(d) annexed hereto, no Consent is required to be obtained or made by the Company or the Subsidiary in connection with the execution and delivery of this Agreement or the Company's Related Agreements, and to consummate the transactions contemplated thereby. The Company has the full right, power and authority to enter into this Agreement and, if applicable, the Company's Related Agreements, and to carry out the transactions contemplated hereby and thereby, as applicable, and all proceedings required to be taken by it to authorize and approve the execution, delivery and performance of this Agreement and the Company's Related Agreements have been properly taken, and this Agreement and the Company's Related Agreements constitute valid and binding obligations of the Company, enforceable in accordance with their terms, except that such enforcement may be subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally. The execution, delivery and performance of this Agreement and the Company's Related Agreements have been duly authorized, to the extent required by Applicable Law and by all requisite corporate and shareholder action of the Company.

            (e) Capitalization; Ownership of Capital Stock. The authorized capital of the Subsidiary consists of two hundred (200) shares of common stock, no par value, of which one hundred (100) shares are issued and outstanding on the date hereof, all of which have been duly authorized and validly issued and are fully paid and non-assessable. All of the presently authorized, issued and outstanding shares of capital stock of the Subsidiary are legally and beneficially owned, free and clear of any liens, claims, encumbrances, voting trusts, or any agreement, understanding or arrangement regarding the transfer, sale, disposition, purchase or acquisition thereof, by those individuals and entities in the amounts set forth on Schedule 6(g).2 annexed hereto. Except as otherwise disclosed on Schedule 6(g).1 annexed hereto, there are no outstanding subscriptions, rights, options, warrants, calls, contracts, demands, commitments, convertible securities or other agreements or arrangements of any character or nature whatsoever under which the Subsidiary is, or may become obligated to, issue, assign or transfer any shares of the capital stock of the Company or the Subsidiary, as the case may be.

            (f) [Intentionally Omitted]

            (g) Financial Statements. Annexed hereto is a true and correct copy of each of the Company's income statement relative to the Company's Video Business, and the Subsidiary's audited income statement and balance sheet ( which audited income statement and balance sheet of the Subsidiary shall include footnotes, and shall be all prepared in accordance with generally accepted accounting principles), all with respect to the fiscal years ending December 31, 1995 and 1996 (collectively, the "Historical Financial Statements") and which shall all be annexed hereto as Schedule 6(g).1; (ii) a projected consolidated income statement with respect to the Company's Video Business throughout the world (i.e., inclusive of all data relative to the Subsidiary) for the fiscal year ending December 31, 1997 (the "1997 Projected Financial Statements") which shall be annexed hereto on Schedule 6(g).2 and which shall set forth, among other things, the Company's earnings before income, taxes, depreciation and amortization, on a consolidated basis, which shall be no less than One Million Two Hundred Thousand Dollars ($1,200,000) for the twelve (12) months ended December 31, 1997, net of so-called "directors fees" paid to Mr. Flavio Peralda and Mr. Emilio Baj

Macario (the "1997 Projected EBITDA"); (iii) a final balance sheet relative to the Company's overall business (the "Company's 1996 Balance Sheet") dated as of December 31, 1996 (the "Balance Sheet Date") which is included in 6(g).1; and
(iv) an actual balance sheet relative to the Company's Video Business dated as of December 31, 1996 (the "1996 Balance Sheet") and a projected balance sheet relative to the Company's Video Business (the "Projected Balance Sheet") dated as of December 31, 1997, neither of which balance sheets, notwithstanding anything set forth herein to the contrary, need not be delivered by the Company to Purchaser until February 14, 1998. The Historical Financial Statements, the 1997 Projected Financial Statements, the 1997 Projected EBITDA, the Company's 1996 Balance Sheet, the 1996 Balance Sheet and the Projected Balance Sheet are herein referred to collectively as the "Pro Forma Financial Statements", all of which have been prepared in good faith from the books and records of the Company and the Subsidiary, are true and accurate in all material respects, and fairly presents the financial position of each of them at such dates and for the periods indicated thereon.

      Subsequent to the execution hereof, the 1997 Projected Financial Statement, including the 1997 Projected EBITDA, and the Projected Balance Sheet shall be audited, at the expense of the Purchaser, by Purchaser's regular accountants, Deloitte & Touche, LLP, in accordance with United States generally accepted accounting principles, consistently applied. Such audit shall be subject to the provisions of Section 15 below.

            (h) Absence of Undisclosed Liabilities. Except as set forth on
Schedule 6(h), as of the Balance Sheet Date, neither the Company's Video Business nor the Subsidiary had any material debts, liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature whatsoever.

            (i) Taxes. Except as set forth on Schedule 6(i).1 annexed hereto,
(i) all Taxes imposed by the United States, Italy or by any other country or by any state, municipality, region, province, subdivision or instrumentality of the United States, Italy or of any other country, or by any other taxing authority, which are due or payable by the Company, the Subsidiary or any Affiliate of the Company or the Subsidiary, and all interest and penalties thereon, whether disputed or not, have been paid in full, all tax returns required to be filed in connection therewith have been accurately prepared and duly and timely filed prior to the expiration of any available extension periods; and all deposits required by law to be made by the Company or the Subsidiary or any Affiliate of the Company or the Subsidiary with respect to employees' withholding or similar taxes have been duly made, except for the current reporting period which will be paid when due. Neither the Company nor the Subsidiary is currently delinquent in the payment of any foreign or domestic tax, assessment or governmental charge or deposit and has no tax deficiency or claim outstanding, or, to its knowledge, proposed or assessed against it, and, to its knowledge, there is no basis for any such deficiency or claim. There is not now in force any extension of time with respect to the date on which any tax return was or is due to be filed by or with respect to the Company or the Subsidiary. As used in this Agreement, "Taxes" shall include, without limitation, all federal, state, regional, provincial, local, foreign or other income, alternative minimum, accumulated earnings, add-on, personal holding company, franchise, capital stock, net worth, capital, profits, gross receipt, value added, sales, use, goods and services, transaction, excise, customs, duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, charges, fees, severance, environmental (including, taxes under Section 59A of the United States Internal Revenue Code of 1986, as amended), real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers' compensation, payroll, withholding, estimated or other similar tax, duty or other governmental charge or assessment or deficiency thereof, including all interest and penalties thereon and additions thereto whether disrupted or not, which is imposed by any Governmental Authority. Upon the execution hereof, the Company shall deliver to Purchaser its tax returns for the years ended December 31, 1995 and 1996, which shall be annexed hereto as Schedule 6(i).2.

            (j) Absence of Changes or Events. Except as set forth on Schedule 6(j) annexed hereto, since the Balance Sheet Date, each of the Company with respect to the Company's Video Business and the Subsidiary has conducted their business only in the ordinary course and has not, with respect to the Company's Video Business and the Subsidiary:

            (i) incurred any material obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except current liabilities for trade or business obligations in the ordinary course of business and consistent with its prior practice, none of which liabilities, in any case or in the aggregate, materially and adversely affects the business, properties, assets, liabilities or condition, financial or otherwise, of the Company or the Subsidiary;

            (ii) discharged or satisfied any lien, charge or encumbrance other than those then required to be discharged or satisfied, or paid any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, other than current liabilities shown on the Balance Sheet and current liabilities incurred since the Balance Sheet Date in the ordinary course of business and consistent with its prior practice;

            (iii) declared or made any payment of dividends or other distribution to its shareholders or upon or in respect of any shares of its capital stock, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital stock or other securities (it being understood that this Section 6(j)(iii) shall only be applicable to the Subsidiary);

            (iv) mortgaged, pledged or subjected to lien, charge, security interest or any other encumbrance or restriction any of its property, business or assets, tangible or intangible;

            (v) sold, transferred, leased to others or otherwise disposed of any of its assets except in the ordinary course of business, or cancelled or compromised any debt or claim, or waived or released any right of substantial value;

            (vi) received any notice of termination of any contract, lease or other agreement or suffered any damage, destruction or loss (whether or not covered by insurance) which, in any case or in the aggregate, has had a materially adverse effect on its assets, properties, operations or prospects;

            (vii) encountered any labor union organizing activity, had any actual or threatened employee strikes, work stoppages, slow-downs or lock-outs or had any material change in its relations with its employees, agents, customers or suppliers;

            (viii) transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any United States, Italian or any other license, patent, copyright, trademark, trade name, invention or similar rights, or modified any existing rights with respect thereto;

            (ix) made any material change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to any shareholder, director, officer, employee, salesman, distributor or agent of the Company with respect to the Company's Video Business or the Subsidiary;

            (x) issued or sold any shares of its capital stock or other securities, or issued, granted or sold any options, rights or warrants with respect thereto, or, solely with respect to the Subsidiary, acquired any capital stock or other securities of any corporation or any interest in any business enterprise, or otherwise made any loan or advance to or investment in any person, firm or corporation;

            (xi) made any capital expenditures or capital additions or betterments in excess of an aggregate of $25,000;

            (xii) changed its banking, credit, borrowing or safe deposit arrangements;

            (xiii) instituted, settled or agreed to settle any litigation, action or proceeding before any court or governmental body relating to the property of either the Company's Video Business or the Subsidiary;

            (xiv) failed to replenish its inventories and supplies in a normal and customary manner consistent with its prior practice or made any purchase commitment in excess of the normal, ordinary and usual requirements of its business or at any price in excess of the then current market price or upon terms and conditions more onerous than those usual and customary in the industry, or made any material change in its selling, pricing, marketing, advertising or personnel practices inconsistent with its prior practice or;

            (xv) suffered any change, event or condition which, in any case or in the aggregate, has had or may have a materially adverse affect on either the Company's Video Business or the Subsidiary's condition (financial or otherwise), properties, assets, liabilities, operations or prospects including, without limitation, any change in either the Company's Video Business or the Subsidiary's revenues, costs, levels of committed business or relations with its employees, agents, customers or suppliers;

            (xvi) entered into any transaction, contract or commitment other than in the ordinary course of business or paid or agreed to pay any legal, accounting, brokerage, finder's fee, taxes or other expenses in connection with or incurred any severance pay obligations by reason of, this Agreement or the transactions contemplated thereby; or

            (xvii) entered into any agreement or made any commitment, whether written or oral, to take any of the types of action described in subparagraphs (i) through (xvi) above.

            (k) Litigation. Except as set forth on the Pro Forma Financial Statements, there is no claim, legal action, suit, arbitration or other legal or administrative proceeding (or governmental investigation) or any order, decree or judgment in progress, pending or in effect, or threatened against or relating to either the Company's Video Business or the Subsidiary, the officers or directors of the Company (as such litigation, if any, may relate to the Company's Video Business) or the Subsidiary, nor the Assets or the properties or business relative to the Company's Video Business or the properties, assets or business relative to the Subsidiary, and neither the Company nor the Subsidiary knows or has reason to be aware of any basis for the same, which if determined adversely to the Company or the Subsidiary would have a material adverse affect on the Company's Video Business or the Subsidiary. Except as set forth on
Schedule 6(k) annexed hereto, there is no claim, legal action, suit, arbitration or other legal or administrative proceeding (or governmental investigation) or any order, decree or judgment in progress, pending or in effect, or threatened against or relating to either the Company's Video Business or the Subsidiary, the officers or directors of the Company (as it may relate to the Company's Video Business) or the Subsidiary, the Assets or the properties or business relative to the Company's Video Business or properties, assets or business of the Subsidiary, and neither the Company nor the Subsidiary knows or has reason to be aware of any basis for the same, which if determined adversely to the

Company or the Subsidiary would have a material adverse affect on the Company's Video Business or the Subsidiary.

            (l) Compliance with Laws and Other Instruments. Except as set forth in Schedule 6(l) annexed hereto, each of the Company, with respect to the Company's Video Business, and the Subsidiary has complied with all existing laws, rules, regulations, ordinances, orders, judgments and decrees now or hereafter applicable to their Assets, business, properties assets and operations. Neither the ownership nor use of the Assets nor the conduct of the Company's Video Business conflicts with the rights of any other person, firm or corporation, or violates, or with or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms of provisions of either the Company's or the Subsidiary's certificate of incorporation or by-laws as presently in effect, or any lien, encumbrance, mortgage, deed of trust, lease, license, agreement, law, ordinance, rule or regulation, or any order, judgment or decree to which it is a party or by which it may be bound or affected.

            (m) Title to Properties. Each of the Company and the Subsidiary have good, marketable and insurable title to the Assets, and the Subsidiary's assets, respectively. Except as set forth on Schedule 6(m) annexed hereto, none of the Assets or the Subsidiary's assets are subject to any loan agreement, conditional sale or title retention agreement, equipment obligations, lease purchase agreement, mortgage, indenture, pledge, security agreement, guaranty, lien, charge, security interest, encumbrance, restriction, lease, license, easement, liability or adverse claim of any nature whatsoever (excluding trade and account payables), direct or indirect, whether accrued, absolute, contingent or otherwise.

            (n) Insurance. Set forth on Schedule 6(n) annexed hereto is an accurate and complete list and description of all fire, theft, casualty, liability and other insurance policies procured by the Company with respect to the Company's Video Business and the Subsidiary, specifying with respect to each such policy the name of the insurer, the risk insured against, the limits of coverage, the deductible amount (if any), the premium rate and the date through which coverage will continue by virtue of premium already paid. Except as set forth on Schedule 6(n) annexed hereto, all insurance policies relating to the Company's Video Business and the Subsidiary are in full force and effect, and all premiums due thereon have been paid. Set forth on Schedule 6(n) annexed hereto, is a description of all open claims made by the Company with respect to the Company's Video Business and the Subsidiary under any policy of insurance and all claims which in the opinion of the Company or the Subsidiary reasonably formed and held, should or could be made under any such policy.

            (o) Territorial Restrictions. Except as set forth in Schedule 6(o) annexed hereto, neither the Company nor the Subsidiary is restricted by any written agreement or understanding with any party from carrying on the Company's Video Business or the business conducted by the Subsidiary, respectively, anywhere in the world. Purchaser, solely as a result of its purchase of the Assets and the assumption of the Assumed Liabilities, will not thereby become restricted in carrying on any business anywhere in the world.

            (p) Intellectual Property.

            (i) Title. Schedule 6(p)(i) annexed hereto contains a complete and correct list of all Intellectual Property that is owned by the Company with respect to the Company's Video Business and the Subsidiary (the "Owned Intellectual Property") other than Intellectual Property that is not registered or subject to application for registration. Except as set forth on Schedule 6(p)(i), the Company and the Subsidiary owns or has the exclusive right to use pursuant to license, sublicense, agreement or permission all Owned Intellectual Property, free from any encumbrances and free from any requirement of any past, present or future royalty payments, license fees, charges or other payments, or conditions or restrictions whatsoever. Except as set forth on
            Schedule 6(p)(i), the Owned Intellectual Property comprise all of the Intellectual Property necessary for Purchaser to conduct and operate the Company's Video Business and the Subsidiary's business as same are currently being conducted and are intended to be conducted upon the consummation of the transaction herein contemplated.

            (ii) Transfer. Except as set forth on Schedule 6(p)(ii) hereof, upon the Closing, Purchaser will own all of the Owned Intellectual Property and will have the right to use all Owned Intellectual Property, free from any liens, claims or encumbrances and on the same terms of any person in effect prior to the Closing.

            (iii) No Infringement. The conduct of the Company's Video Business and the Subsidiary's business does not infringe or otherwise conflict with any rights of any person in respect of any Intellectual Property.

            (iv) Licensing Arrangements. Schedule 6(p)(iv) annexed hereto sets forth all material agreements, arrangements or laws (A) pursuant to which the Company and the Subsidiary has licensed Owned Intellectual Property to, or the use of Owned Intellectual Property is otherwise permitted (through non-assertion, settlement or similar agreements or otherwise) by, any other party, and (B) pursuant to which the Company and the Subsidiary has had Intellectual Property licensed to it, or has otherwise been permitted to use Intellectual Property. All of the agreements or arrangements set forth on
            Schedule 6(p)(iv) annexed hereto (x) are in full force and effect in accordance with their terms and no default exists thereunder by the Company by any other party thereto, (y) are free and clear of all liens, and (z) except as set forth in Schedule 6(p)(iv) annexed hereto, do not contain any change in control or other terms or conditions that will become applicable or inapplicable as a result of the consummation of the transactions contemplated by this Agreement. The Company has delivered to the Purchaser true and complete copies of all licenses and arrangements (including amendments) set forth on Schedule 6(p)(iv) annexed hereto. All royalties, license fees, charges and other amounts currently payable by, on behalf of, to, or for the account of, the Company or the Subsidiary in respect of any Intellectual Property are disclosed in the Pro Forma Financial Statements.

            (v) No Intellectual Property Litigation. No claim or demand has been made nor is there any proceeding that is pending, or to the knowledge of the Company threatened, which (A) challenges the rights of the Company or the Subsidiary in respect of any Intellectual Property, (B) asserts that the Company or the Subsidiary is infringing or otherwise in conflict with, or is, except as set forth on Schedule 6(p)(v) annexed hereto, required to pay any royalty, license fee, charge or other amount with regard to, any Intellectual Property, or (C) claims that any default exists under any agreement or arrangement listed on Schedule 6(p)(v) annexed hereto. None of the Intellectual Property is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, arbitrator, or administrative agency.

            (vi) Due Registration, Etc. The Owned Intellectual Property, to the extent required, has been duly registered with, filed in or issued by, as the case may be, the United State Patent and Trademark Office, United States Copyright Office, the Ufficio Italiano Brevgtti E Marchi, and the Company has taken such other actions, to ensure full protection under any Applicable Laws or regulations, and such registrations, if any, filings, issuances and other actions remain in full force and effect.

            (vii) Use of Name and Mark. Except as set forth on Schedule 6(vii) annexed hereto, there are and immediately after the Closing will be, no contractual restrictions or limitations pursuant to any orders, decisions, injunctions, judgments, awards or decrees of any Governmental Authority on the Purchaser's right to use the name and mark "Vidikron Industries, S.p.A." or "Vidikron of America, Inc." in the conduct of business as carried on by the Company and the Subsidiary upon the execution hereof.

            (q) Environmental Matters. Purchaser shall have no liability of any nature with respect to, shall not be deemed to violate, and shall not violate, any environmental laws or regulations or orders, or be required to take any action to be in compliance with any environmental laws or regulations or orders by virtue of the entering into of the Agreement, the acquisition of the Assets, or effecting the transactions contemplated hereby.

            (r) No Guaranties. Except as set forth on Schedule 6(r), none of the obligations or liabilities of the Company's Video Business or the Subsidiary is guaranteed by any other person, firm or corporation, nor has the Company with respect to the Company's Video Business or the Subsidiary guaranteed the obligations or liabilities of any other person, firm or corporation. There are no outstanding letters of credit, surety bonds or similar instruments of the Company with respect to the Company's Video Business or the Subsidiary in connection with the Assets and the Subsidiary's assets, as the case may be.

            (s) [Intentionally Deleted]

            (t) Absence of Certain Business Practices. Except as set forth on
Schedule 6(t) annexed hereto, neither the Company nor the Subsidiary nor any executive officer of the Company and the Subsidiary, nor any other person acting on its behalf, has, directly or indirectly, given or agreed to give any gift or similar benefit, of a material nature to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the Company's Video Business or the Subsidiary (or assist the Company with respect to the Company's Video Business or the Subsidiary in connection with any actual or proposed transaction) which (i) might subject the Company with respect to the Company's Video Business or the Subsidiary to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, might have had an adverse effect on the assets, business or operations of the Company's Video Business or the Subsidiary as reflected on the Pro Forma Financial Statements or (iii) if not continued in the future, might adversely affect the Assets, business, operations or prospects of the Company's Video Business or the Subsidiary or which might subject the Company or the Subsidiary to suit or penalty in any private or governmental litigation or proceeding.

            (u) Disclosure. No representation or warranty by the Company contained in this Agreement or in any other document furnished or to be furnished relative to the Company or the Subsidiary in connection herewith or pursuant hereto, including but not limited to any Schedule, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein contained not misleading or necessary in order to provide a prospective purchaser of the Assets and the Subsidiary with adequate information as to the Company or the Subsidiary and its condition (financial and otherwise), properties, assets, liabilities, business and prospects, and the Company or the Subsidiary have disclosed to Purchaser in writing all material adverse facts known to them related to the same. The representations and warranties contained in this
Section 6 shall not be affected or deemed waived by reason of the fact that Purchaser and/or its representatives should have known that any such representation or warranty is or might be inaccurate in any respect.

            (v) Labor Disputes. Neither the Company with respect to the Company's Video Business nor the Subsidiary is a party to or bound by any collective bargaining agreement and there are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees employed by the Company with respect to the Company's Video Business or the Subsidiary. With respect to the Company's Video Business and the Subsidiary (i) no work stoppage by employees of the Company with respect to the Company's Video Business or the Subsidiary has occurred and is continuing or to the best of the Company's knowledge is threatened, (ii) the Company does not have any actual knowledge of any pending or threatened charges against the Company with respect to the Company's Video Business or the Subsidiary of unfair labor practices or discrimination based on age, race or sex, (iii) there are no pending labor negotiations with or union organization efforts by any employees of the Company or the Subsidiary or with any union representing or attempting to represent any employees of the Company with respect to the Company's Video Business or the Subsidiary and (iv) the Company does not have any actual knowledge of employee grievances which in the aggregate would be material and adverse to the Company's Video Business or the business of the Subsidiary that have not been settled or otherwise resolved to the satisfaction of the Company or the Subsidiary and the employees. Schedule 6(v).1 annexed hereto sets forth the name and title of each director, officer, employee, consultant and agent of the Company's Video Business, and the functions actually performed by each of such employees correspond to the position ("categoria") specified on Schedule 6(v).1. The employees of the Company's

Video Business have been duly and timely remunerated for all the services performed in the course of their working relationship with the Company in compliance with the applicable provisions of law and the provisions of the relative labor agreements (including the applicable collective labor agreement, if any). With respect to the remuneration paid to the employees, all contributions have been made to compulsory health insurance and social security and the relevant amounts have been duly paid as provided under the applicable law. The overall remuneration, including bonuses and benefits due to each employee that was formerly employed by the Company and is to be employed by the Purchaser subsequent to the Closing, and the amount of each such employee's accrued benefits, is set forth in Schedule 6(v).2 and no other form of remuneration or particular benefit has been agreed to in addition to those set out therein. The terms of employment applicable and actually applied to the employees are solely those provided for by the applicable law and by the provisions of the applicable collective labor agreement, if any. No verbal commitments of any kind exist between the Company and any of its employees. No claims by any of the employees or by the relevant trade unions are pending and no situation exists which could give rise to any such claim in the future. No claim has been made by any of the Company's consultants and agents that any of such persons is entitled to compensation and/or benefits as if that he or she were an employee of the Company.

            (w) Customers and Accounts. Except as set forth on Schedule 6(w) annexed hereto, the Company does not have any knowledge or information that any person or entity whose payments to the Company with respect to the Company's Video Business or the Subsidiary, whether alone or together with any party actually known by the Company or the Subsidiary to be such person's Affiliate, who accounted for five percent (5)% or more of the gross revenues of the Company and/or the Subsidiary in either of its fiscal years ending in 1995 or 1996 or in the ten (10) month period ending October 31, 1997 has ceased or will cease doing business with the Company or the Subsidiary or Purchaser as its successor, for any reason, or will or has reduced its payments to the Company with respect to the Company's Video Business or the Subsidiary by more than ten (10%) percent for any reason. Schedule 6(w) annexed hereto correctly lists the twenty (20) largest clients of each of the Company with respect to the Company's Video Business and the Subsidiary during each of the fiscal years ended in 1995 and 1996 and the twelve (12) month period ending December 31, 1997, together with the amount of billings made by each of the Company with respect to the Company's Video Business or the Subsidiary to each such account during each such year or period.

            (x) Suppliers; Raw Materials. Schedule 6(x) annexed hereto sets forth (i) the names and addresses of all suppliers from which the Company with respect to the Company's Video

Business and the Subsidiary ordered raw materials, supplies, equipment, merchandise and other goods and services with an aggregate purchase price for each supplier of one hundred thousand dollars ($100,000) or more during the twelve (12) month period ended December 31, 1996 and (ii) the amount for which each supplier invoiced the Company with respect to the Company's Video Business during such period. The Company has not received any notice or have any reason to believe that there has been any material adverse change in the price of such raw materials, supplies, merchandise and other goods or services, or that any supplier will not sell raw materials, supplies, merchandise and other goods or services to Purchaser at any time after the Closing on terms and conditions similar to those currently enjoyed by the Company with respect to the Company's Video Business, subject to general and customary price increases. No supplier of the Company with respect to the Company's Video Business described in clause (i) of the first sentence of this Section 6(x) has threatened to take any action described in the immediately preceding sentence as a result of the consummation of the transactions contemplated by this Agreement. Schedule 6(x) annexed hereto lists the twenty (20) largest vendors to each of the Company with respect to the Company's Video Business and the Subsidiary in terms of cash payments made during the 1995 and 1996 fiscal years and the twelve (12) month period ending December 31, 1997.

            (y) Unbilled Costs and Advance Billings. All costs incurred on jobs in process, whether reflected as unbilled costs or a reduction of advance billings to clients, reflected on the Pro Forma Financial Statements (a true and correct schedule of which is listed on Schedule 6(y) annexed hereto) were calculated in accordance with the percentage of completion method of accounting, applied on a basis consistent with the principles used in preparing the Pro Forma Financial Statements and are realizable in the ordinary course of business and were incurred in accordance with applicable budgets in respect thereof.


            (z) Contracts and Proposals.

            (i) Schedule 6(z)(i) annexed hereto contains (A) a complete and correct list of all agreements, contracts, licenses, commitments and other instruments and arrangements (whether written or oral) by which each of the Company with respect to the Company's Video Business and the Subsidiary is bound, including but not limited to sales representation and distribution agreements (collectively, the "Contracts"), (B) the written anticipated revenues and costs for each written or oral Contract and scheduled completion dates with respect to each job that is yet to be completed and the Company has no reason to believe that any of such jobs will not be completed and (C) a list of all outstanding proposals, or other writings prepared in an effort to obtain business, prepared by the Company with respect to the Company's Video Business or the Subsidiary, or on either of their behalf, and forwarded to prospective clients or customers (the "Proposals").

            (ii) The Company has delivered to Purchaser complete and correct copies of all written Contracts, together with all amendments thereto, including (A) an accurate descriptions of all material terms of all oral Contracts and (B) all Proposals, set forth or required to be set forth in Schedule 6(z)(i) hereto.

            (iii) All Contracts are in full force and effect and enforceable against each party thereto. There does not exist under any Contract any event of default or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of the Company or the Subsidiary, as the case may be, or any other party thereto except as set forth in Schedule 6(z)(i) annexed hereto and except for such events or conditions that, individually and in the aggregate, (A) has not had or resulted in, and will not have or result in a default or an event which, after notice or lapse of time, or both, would constitute a default or result in a right to accelerate a loss of right (a "Material Adverse Effect") and (B) has not and will not materially impair the ability of the Company or the Subsidiary, as the case may be, to perform its obligations under this Agreement and under the Company's Related Agreements. None of existing or completed Contracts of the Company with respect to the Company's Video Business or the Subsidiary, as the case may be, are subject to renegotiation with any governmental body. Except as set forth in
            Schedule 6(z)(i), and except as provided for by Italian law as set forth on Schedule 6(z)(i), no consent of any third party is required under any Contract as a result of or in connection with, and the enforceability of any Contract will not be affected in any manner by, the execution, delivery and performance of this Agreement or any of the Company's Related Agreements or the consummation of the transactions contemplated thereby.

            (iv) Except as set forth on Schedule 6(z)(iv), neither the Company nor the Subsidiary has outstanding power of attorney in favor of any party relating to either the Company's Video Business or the Subsidiary.

            (aa) [Intentionally Deleted]

            (bb) Directors and Officers. Schedule 6(bb) annexed hereto contains a complete and accurate list of the names of the Subsidiary's directors and officers, the name of each bank in which the Subsidiary has an account or safe deposit box and the names of all persons authorized to draw thereon or have access thereto.

            (cc) Inventories. All inventory of equipment of the Company with respect to the Company's Video Business, all of which are included in the Assets, and of the Subsidiary held for sale or rent, spare parts, replacement and component parts, and office and other supplies (solely with respect to the Subsidiary) (collectively, "Inventories") are of good and usable quality in all material respects and except as set forth on Schedule 6(cc) annexed hereto, do not include obsolete or discontinued items. Except as set forth on Schedule 6(cc) annexed hereto, (i) all Inventories that are finished goods are saleable or rentable as current inventories at the current prices thereof in the ordinary course of business, (ii) all Inventories are recorded on the Pro Forma Financial Statements on a last cost basis in accordance with generally accepted accounting principles and (iii) no write-down in Inventory has been made or should have been during the past two (2) years. Schedule 6(cc) annexed hereto lists the locations of all Inventories.

            (dd) Real Property.

            (i) Leases. Schedule 6(dd) annexed hereto contains a complete and correct list of all real estate leases (the "Leases") pursuant to which the Company or the Subsidiary occupies or uses real property in connection with the Company's Video Business and the Subsidiary's business, respectively, setting forth the address, landlord, remaining terms, base rent and tenant for each Lease. The Company has delivered to the Purchaser correct and complete copies of the Leases. Each Lease is legal, valid, binding, enforceable, and in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization and similar Applicable Laws affecting creditors generally and by the availability of equitable remedies. Neither the Company or the Subsidiary nor the landlord under any of the Leases is (or upon the consummation of the transactions contemplated hereby, will be) in default, violation or breach in any respect under any Lease, and no event has occurred and is continuing that constitutes or, with notice or the passage of time or both, would constitute a default, violation or breach in any respect under any Lease. None of the Leases have been pledged, mortgaged, assigned, modified or amended by the Company or the Subsidiary. Each Lease grants the tenant under the Lease the exclusive right to use and occupy the demised premises thereunder. Each of the Company and the Subsidiary, as the case may be, has good and valid title to the leasehold estate under each Lease free and clear of all liens created by the Company or the Subsidiary, as the case may be. Each of the Company and the Subsidiary, as the case may be, enjoys peaceful and undisturbed possession under its respective Leases for the leased real property. Except as set forth on Schedule 6(dd) annexed hereto, no consent is required by any landlord, lessor, ground lessor, mortgagee, or other party holding any interest in connection with or in respect of any of the Leases, by virtue of the transactions contemplated hereby.

            (ii) No Proceedings. There are no eminent domain or other similar proceedings pending or, to the knowledge of the Company threatened affecting any portion of the leased real property and there is no proceeding pending or, to the knowledge of the Company threatened for the taking or condemnation of any portion of the leased real property. There is no writ, injunction, decree, order or judgment outstanding, nor any action, claim, suit or proceeding, pending or threatened, relating to the ownership, lease, use, occupance or operation by any person of any of the leased real property.

            (iii) Current Use. The use and operation of the real property in the conduct of the Company's Video Business and the Subsidiary's business does not violate in any material respect any instrument of record or agreement affecting the real property. There is no violation of any covenant, condition, restriction, easement or order of any Governmental Authority having jurisdiction over such property or of any other person entitled to enforce the same affecting the real property or the use or occupancy hereof. No damage or destruction has occurred with respect to any of the real property.

            (ee) Warranties. Set forth on Schedule 6(ee) annexed hereto is an accurate list, and full description, of all of the standard warranties by the Company with respect to the Company's Video Business or the Subsidiary in respect of its products and services and a description of the annual costs to the Company and the Subsidiary with respect thereto for the fiscal years ended December 31, 1995 and 1996 in connection with such warranties.

            (ff) Dealer and Distributor Arrangements. Set forth on Schedule 6(ff) annexed hereto is an accurate and complete list by product, service, territory and term of all dealer and distributors of products and/or services of the Company and the Subsidiary. Except as set forth on Schedule 6(ff) annexed hereto, the Company does not any knowledge or information that any person or entity who distributed products on behalf of each of the Company with respect to the Company's Video Business and/or the Subsidiary who accounted for five (5%) or more of the gross revenues of the Company with respect to the Company's Video Business and/or the Subsidiary in either of the fiscal years ending in 1995 or 1996 or in the ten
(10) month period ending October 31, 1997 has ceased or will cease doing business with the Company with respect to the Company's Video Business or the Subsidiary or Purchaser as its successor, for any reason, or will or has reduced its contribution to the Company's gross revenues with respect to the Company's Video Business by more than ten (10%) percent for any reason. Schedule 6(ff) annexed hereto correctly lists the twenty (20) largest distributors, indicating whether they are exclusive or non-exclusive, of each of the Company with respect to the Company's Video Business and the Subsidiary during each of the fiscal years ended in 1995 and 1996 and the ten (10) month period ending October 31, 1997, together with the sales effected by each such distributor during each such year or period.

            (gg) Excluded Assets. Except as set forth on Schedule 1(c) annexed hereto, the Assets constitute all of the assets and properties that the Company is currently using to conduct the Company's Video Business and the business of the Subsidiary as same are currently being conducted or are intended to be conducted upon the consummation of the transactions contemplated by this Agreement.

            (hh) Government Loan. The Company is current and in compliance in all respects with respect to all matters relative to the Government Loan.

      7. Representations and Warranties by Purchaser. Purchaser represents and warrants to the Company as follows:

            (a) Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to enter into this Agreement and all other agreements to which Purchaser is a party required to be delivered by Purchaser pursuant to Section 5(a) hereof (which documents are hereinafter sometimes collectively referred to as "Purchaser's Related Agreements") and to carry out the transactions contemplated by this Agreement. Purchaser has delivered to the Company copies of Purchaser's certificate of incorporation, and all amendments thereto, and the by-laws of Purchaser as presently in effect, each certified as true and correct by Purchaser's secretary. [Note: This may be subject to technical, but not substantive, modification depending upon the final structure of the transaction.]

            (b) Execution, Delivery and Performance of Agreement. Neither the execution, delivery nor performance of this Agreement and Purchaser's Related Agreements by Purchaser will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to any provision of Purchaser's certificate of incorporation or by-laws or any franchise, mortgage, deed of trust, lease, license, agreement, understanding, law, ordinance, rule or regulation or any order, judgment or decree to which Purchaser is a party or by which it may be bound or affected. Purchaser has the full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, all proceedings required to be taken by Purchaser to authorize the execution, delivery and performance of this Agreement and Purchaser's Related Agreements have been properly taken, and this Agreement and Purchaser's Related Agreements constitute the valid and binding obligation of Purchaser, enforceable in accordance with their respective terms, except that such enforcement may be subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and similar law affecting creditors' rights generally.

            (c) Litigation. Except as disclosed in the Company's public filings, there is no claim, legal action, suit, arbitration, governmental investigation or other legal or administrative proceeding, nor any order, decree or judgment in progress, pending or in effect or, to Purchaser's knowledge, threatened against or relating to Purchaser in connection with or relating to the transactions contemplated by this Agreement and the Purchaser's Related Agreements and Purchaser does not know or have any reason to be aware of any basis for the same.

      8. Employment Matters; Employment Contracts. (a) The Company shall be responsible for, and shall discharge, all obligations with respect to their respective currently existing salary, wages, bonuses, commissions and other compensation, group insurance claims, medical benefits reimbursable by the Company or the Subsidiary under existing medical reimbursement policies, severance and all other benefits accrued through the Closing Date to all employees of the Company with respect to the Company's Video Business, all of which are set forth on Schedule 8(a) (the "Employees") or the employees of the Subsidiary and any such costs arising after the Closing Date under the terms of any of the foregoing attributable to employment prior to the Closing Date.

            (b) Schedule 8(b) annexed hereto contains:

            (i) an accurate and complete list and description of all collective in house bargaining agreements, employment and consulting agreements, executive compensation plans, bonus plans, deferred compensation agreements, employee stock options or stock purchase plans and group life, health and accident insurance and other employee benefit plans, agreements, arrangements or commitments, whether or not legally binding, including, without limitation, holiday, vacation, Christmas and other bonus practices, to which the Company with respect to the Employees or the Subsidiary is a party or is bound;

            (ii) the names and current annual salary rates of all Employees and all persons who are currently employed by the Subsidiary showing separately for each such person the amount paid or payable as salary, bonus payments and any indirect compensation for the year ended December 31, 1996 as well as each of their current compensation;

            (iii) all material written agreements providing for the services of an independent contractor to which the Company with respect to the Company's Video Business or the Subsidiary is a party or by which it is bound; and

            (iv) true and correct copies of all employee retirement plans, pension plans, welfare plans and all employee benefits covering the Employees and the Subsidiary's employees (and any summary plan descriptions in effect for such plans and benefits). Solely with respect to the Subsidiary's employees, except as set forth on
            Schedule 8(b) annexed hereto, all requirements of applicable law, including, without limitation, the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), have been fulfilled with regard to said plans and the administration thereof and will be fulfilled with regard to the termination of any of said plans. With respect to the Company's employees, all requirements of applicable Italian law have been satisfied.

            (c) The execution and performance of this Agreement will not constitute a stated triggering event under any plan or arrangement which will result in payment (whether of deferred compensation, or otherwise) becoming due to any Employee or former Employee of the Company or any employee of the Subsidiary.

            (d) There exist no obligations or liabilities, including claims incurred (as defined herein) but not reported under any uninsured plan providing medical benefits, arising out of or in connection with any Employee or any Subsidiary's employee benefit plan or arrangement, except to the extent funded or accrued as a liability. For purposes of the preceding sentence, a medical claim shall be deemed to be incurred on the date of occurrence of an injury, the diagnosis of an illness, or any other event giving rise to such claim or series of related claims. No plan provides health, medical, death or survivor benefits to any former employee of the Subsidiary in connection with the Subsidiary or beneficiary thereof, except to the extent required under any state insurance law providing for a conversion option, COBRA or other COBRA type rights under a group insurance policy or under Section 601 of ERISA. There are no multi-employer plans covering any employee of the Subsidiary nor has the Company or the Subsidiary ever maintained a multi-employer plan.

            (e) There has not been any (i) termination of any "defined benefit plan" within the meaning of ERISA maintained by the Subsidiary which is under "common control" (within the meaning of Paragraph 4001(b) of ERISA) with the Subsidiary except to the extent that such "defined benefit plan" was fully funded on the date of termination sufficient to pay all plan liabilities and no liability in respect thereof exists (or shall exist) to the Pension Benefit Guaranty Corporation, (ii) commencement of any proceeding to terminate any such plan pursuant to ERISA, or otherwise or (iii) written notice given to the Subsidiary of the intention to commence or seek the commencement of any such proceeding.

            (f) Except with respect to those employees set forth on Schedule 6(v).2, Purchaser shall have the right, but not the obligation, from and after the date hereof, to offer employment on terms and conditions as their employment with the Company immediately prior to the Closing; provided, however, that Purchaser shall not offer employment to any employee of the Company that is not on Schedule 6(v).2 while such person is employed by the Company.

            (g) The Company has not failed in any respect to observe the provisions of laws or regulations relating to labor relations and/or safety at work or other laws, the violation of which, including any penalties or sanctions which could be imposed, would have an adverse effect upon the financial condition and/or operation of the Company's Video Business. The Company's relations with its Employees has been established and conducted in compliance with the provisions of the National Collective Contract for Industry ("Contratto Collettivo Industria") integrated by the In-company agreement ("Accordo Aziendale"), the ranking of Employees corresponds to the duties actually performed, no judicial proceedings by Employees and/or agents of the Company or by the competent Labor Inspectorate and/or Social Security Office are pending. The Company has taken in a timely manner all steps required by law or applicable conventions with respect to notifications to, consultations with, or other action concerning, trade unions, works councils, or Employees in contemplation of this Agreement and of the transactions contemplated thereby. Except as set forth on Schedule 8(g) annexed hereto, there are no trade union affiliations or conventions, no industry employment conventions, and no in-company employee conventions other than those listed on Schedule 8(g).

            (h) With respect to the Employees and the Subsidiary's employees, the Company has duly paid all employee related insurance, social security contributions, and other employee related charges, when due according to applicable laws, rules or regulations, and no circumstances exist which could give rise to additional payments thereunder. Adequate provisions have been made in the Balance Sheet as at Closing, to reflect all such employee-related charges accrued for periods prior to the Closing Date but not yet due and to reflect all accrued employee vacation time or payment in lieu thereof. The reserve on the Balance Sheet with respect to the T.F.R. (Severance Indemnity payments) due to Employees and to the employees of the Subsidiary, is and will be adequate to cover the accrued liabilities of the Company and the Subsidiary in respect of such indemnity payments as at the respective date thereof. No circumstances exist which could give rise to any additional indemnity payments.

            (i) The Company is under no obligation (whether of a legal nature or otherwise) to pay any pensions or other sums to, or in respect of, any of its ex-Employees or ex-employees of the Subsidiary.

      9. Indemnification. (a) The Company hereby agrees to defend and hold Purchaser harmless from, against and in respect of (and shall, subject to the other provisions of this Agreement, reimburse Purchaser for):

            (i) any and all loss, liability or damage suffered or incurred by Purchaser by reason of any untrue representation, breach of warranty or nonfulfillment of any covenant by the Company contained herein or in any certificate, document or instrument delivered by the Company;

            (ii) any and all loss, liability or damage suffered or incurred by Purchaser in respect of or in connection with any liabilities of the Company and the Subsidiary, except for the Assumed Liabilities (including, without limitation, and liabilities relating to the Excluded Assets);

            (iii) except as otherwise provided herein and except for the Assumed Liabilities, any and all debts, liabilities or obligations (including, and environmental liability and costs and any other liabilities relating to Excluded Assets) of the Company, direct or indirect, fixed, contingent or otherwise, arising out of any act, transaction, circumstance or state of facts which occurred or existed on or before the Closing Date, whether or not then known, due or payable;

            (iv) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, reasonable legal fees, court costs and expenses, incident to (i), (ii) or (iii) above or (iv) below or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity; and

            (v) any and all loss, liability or damage suffered or incurred by Purchaser by reason of or in connection with any claim for finder's fee or brokerage or other commission arising by reason of any services alleged to have been rendered to or at the instance of the Company with respect to this Agreement or any of the transactions contemplated hereby, subject to the provisions of Section 9(b)(iii) below.

            (b) Purchaser shall indemnify, defend and hold the Company harmless from, against and in respect of (and shall, subject to the other provisions of this Agreement, reimburse it for):

            (i) any and all loss, liability or damage suffered or incurred by the Company by reason of or resulting from any untrue representation, breach of warranty or non-fulfillment of any covenant or agreement by Purchaser contained herein or in any certificate, document or instrument delivered by Purchaser to the Company;

            (ii) any and all loss, liability or damage suffered or incurred by the Company in respect of or in connection with Purchaser's failure to timely pay any of the Assumed Liabilities;

            (iii) any and all payments of any nature whatsoever due and owing to Hambro America Securities, Inc. with respect to this Agreement or any of the transactions contemplated hereby.

            (iv) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, reasonable legal fees, court costs and expenses, incident to (i), (ii) or (iii) above or (v) below or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity; and

            (v) any and all actual loss, liability or damage suffered or incurred by the Company by reason of or in connection with any claim for finder's fee or brokerage or other commission arising by reason of any services alleged to have been rendered to or at the instance of Purchaser with respect to this Agreement or any of the transactions contemplated hereby.

            (c) [Intentionally Omitted.]

            (d) Any indemnifiable liability or reimbursement under this Section 9 shall be limited to the amount of actual damages (of any nature) subject to indemnification actually sustained by a party hereto, net of any applicable insurance payments actually received, other reimbursement or tax benefit actually realized by such party.

            (e) If a claim by a third party is made against a party hereto (an "Indemnified Party"), and if an Indemnified Party intends to seek indemnity with respect thereto under this Section 9, the Indemnified Party shall promptly notify the party required to indemnify the Indemnified Party pursuant to this
Section 9 (an "Indemnifying Party") of such claim (the "Indemnity Notice"); provided, however, that failure by an Indemnified Party to notify an Indemnifying Party of such claim shall not effect the Indemnified Party's right to seek indemnification so long as the Indemnifying Party is not materially prejudiced by such failure to have been notified of such claim. The Indemnifying Party shall have ten (10) days after receipt of the Indemnity Notice to undertake, conduct and control, through counsel of its own choosing and at its expense, but reasonably acceptable to the Indemnified Party, the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith; provided, however, that with respect to settlements entered into by the Indemnifying Party, the Indemnifying Party shall obtain the release of the claiming party in favor of the Indemnified Party. If the Indemnifying Party undertakes, conducts and controls the settlement or defense of such claim, the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by the Indemnified Party, providing that the fees and expenses of such counsel shall be borne by the Indemnified Party. With respect to indemnification provided for hereunder, the

Indemnified Party shall not pay or settle any such claim so long as the Indemnifying Party is reasonably contesting any such claim in good faith. Notwithstanding the immediately preceding sentence, the Indemnified Party shall have the right to pay or settle any such claims, provided that in such event it shall waive any right to indemnity therefor by the Indemnifying Party.

            (f) Subject to the limitations set forth in Sections 9(c)-(e), if the Indemnifying Party does not notify the Indemnified Party within fifteen (15) days after the receipt of the Indemnified Party's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim in the exercise of its good faith reasonable judgment at the expense of the Indemnifying Party subject to the other terms and provisions of this Section 9.

            10. Survival of Representations, Warranties and Agreements. All statements, representations, warranties, agreements and indemnities made by each of the parties hereto (and in any schedule or exhibit annexed hereto) are and shall be true and correct as of the date hereof and as of the Closing Date, and each of them shall survive until the first anniversary of the Closing subject to
Section 9 hereof.

      11. Conduct of Business Prior to Closing. (a) Prior to the Closing, each of the Company with respect to the Company's Video Business and the Subsidiary shall conduct its business and affairs only in the ordinary course and consistent with its prior practice and shall maintain, keep and preserve the Assets, the Subsidiary's assets and properties in good condition and repair and maintain insurance thereon in accordance and consistent with present practices, and the Company will use its best efforts to preserve the business and organization of the Company with respect to the Company's Video Business and the Subsidiary intact, to keep available to Purchaser the services of the present officers of the Company's Video Business and the Subsidiary to preserve for the benefit of Purchaser the goodwill of the Company's Video Business and the Subsidiary with its suppliers and customers and others having business relations with it, including, without limitation, the following:

            (i) Liabilities. Consistent with past practice, the Company with respect to the Company's Video Business and the Subsidiary shall pay or discharge its current liabilities when the same become due and payable, except for such liabilities as may be subject to a good faith dispute or counterclaim.

            (ii) Litigation. The Company shall promptly notify Purchaser of any lawsuits, claims, proceedings or investigations which after the date hereof are commenced or, to the knowledge of the Company threatened against the Company with respect to the Company's Video Business, the Subsidiary or against any officer, employee, consultant or agent of the Company with respect to the Company's Video Business, the Subsidiary or the transactions contemplated by this Agreement.

            (iii) Compliance with Laws. The Company will take such action as may be necessary to duly comply with all laws, statutes, rules and regulations applicable to it as they relate to the conduct of the Company's Video Business and the Subsidiary's business.

            (iv) Continued Effectiveness of Representations and Warranties. The Company shall use its best efforts to conduct the Company's Video Business and the business of the Subsidiary in such a manner so that the representations and warranties contained in Section 6 hereof shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date. The Company shall promptly give to Purchaser notice of any event, condition or circumstance occurring from the date hereof through the Closing Date which would constitute a violation or breach of their representations, warranties, covenants or agreements contained in this Agreement.

            (b) Without limiting the generality of Section 11(a) hereof, prior to the Closing, the Company will not without Purchaser's prior written approval:

            (i) change the Subsidiary's certificate of incorporation or by-laws or merge or consolidate or obligate the Company or the Subsidiary to do so with or into any other entity;

            (ii) enter into any contract, agreement, commitment or other understanding or arrangement which is not in the ordinary course of the Company's Video Business or the business of the Subsidiary; or

            (iii) perform, take any action or incur or permit to exist any of the acts, transactions, events or occurrences of the type described in subparagraphs (i), (ii), (iii), (iv), (v), (viii), (ix), (x),
            (xi), (xii), (xiv), (xv) and (xvi) of Section 6(j) hereof which would have been inconsistent with the representations and warranties set forth therein had the same occurred after the Balance Sheet Date and prior to the date hereof.

            (c) The Company shall give Purchaser prompt written notice of any change in any of the information contained in the representations and warranties made in Section 6 hereof or the Schedules referred to therein which occurs prior to the Closing.

      12. Access to Information and Documents.

            (a) So long as this Agreement is in effect the Company, in order for Purchaser to complete its due diligence in connection with effecting a Closing hereunder, will give Purchaser and Purchaser's attorneys, accountants, consultants, financial advisors, employees, agents and other representatives full access to the Company's Video Business, including but not limited to, with respect to the Company's Video Business and the Subsidiary, all properties, documents, contracts, information, books, work papers and records and will furnish Purchaser with copies of such documents (certified by the Company's and the Subsidiary's officers as so appropriate and if so requested) and shall provide all information with respect to all properties, assets, banking and other financial relationships, books, contracts, commitments, reports and records as Purchaser may from time to time request, including, without limitation, such books, records, documents and any other information relating to any predecessor to the Company's Video Business, all of which shall be subject to the provisions of Section 12(b) below; provided, however, that notwithstanding the foregoing, (i) the Company shall not be required to disclose to Purchaser prior to the Closing the identifies of the entities, data for which is set forth on Schedule 6(w), Schedule 6(x) Schedule 6(z) or Schedule 6(ff), and (ii) the Company shall not be required, prior to Closing, to disclose to Purchaser any proprietary data that is solely of a technical nature, that the Company believes, in good faith, would be competitively damaging to the Company in the event that the Closing does not occur. The furnishing of any information to Purchaser hereunder or any investigation by Purchaser shall not affect Purchaser's right to rely on any representations and warranties made in this Agreement. In addition, the Company will permit Purchaser and its attorneys, accountants, financial advisers, consultants, employees, agents and other representatives reasonable access to personnel of the Company's Video Business and of the Subsidiary, as well as to the customers, suppliers and distributors of the Company's Video Business and the Subsidiary, and those institutions with which the Company's Video Business and the Subsidiary maintain banking, borrowing or credit relationships, all during normal business hours as may be necessary or useful to the Purchaser in its review of the properties, assets and business affairs of the Company's Video Business and the Subsidiary; provided, however, that Purchaser agrees that it will not contact any of such foregoing personnel, customers, suppliers or distributors, or banking, borrowing or credit institutions, without coordinating such contact with the Company; and it is further provided that with respect to those distributors and suppliers set forth on Schedule 12(a) annexed hereto, Purchaser shall not engage in any business relations for two (2) years after the date set forth above in the event that a Closing hereunder does not occur.

            (b) Each of the parties hereto recognizes that it will receive confidential information concerning the other upon the execution of this Agreement. Accordingly, each of the parties hereto agrees to use their respective best efforts to prevent the "unauthorized disclosure" of any confidential information concerning the other that is disclosed during the course of the investigations contemplated by this Agreement and is clearly designated as confidential at the time of disclosure. As used herein, the term "unauthorized disclosure" shall mean disclosure by either the Company or the Purchaser to any person or entity who is not an executive officer, director or key employee of any party hereto or who is not an authorized representative of any party hereto. An authorized representative shall include a party's attorneys, accountants, financial advisors and bankers, and with respect to Purchaser, its potential financing sources. The obligations of this paragraph will not apply to information that (a) is or becomes part of the public domain,
(b) is disclosed by the disclosing party to third parties without restrictions on disclosure or (c) is received by the receiving party from a third party without breach of a nondisclosure obligation to the other party. The obligations on nondisclosure set forth in this Section 12(b) will terminate two (2) years after the date of this Agreement. It is expressly acknowledged and agreed that all of the confidential information is special and unique and in the event of a breach or threatened breach of the provisions of this Section 12(b), remedies otherwise available at law may not be an adequate, sufficient or timely remedy. Accordingly, each of the parties hereto expressly agrees that in the event of any breach or threatened breach of the provisions of this Section 12(b) that, in addition to all other remedies that may be available to either party, each of the parties shall be entitled to seek injunctive or other equitable relief as a remedy for any such breach or threatened breach of this Section 12(b).

            (c) The Company will retain all books and records relating to the Company's Video Business (whether or not such books and records also relate to other business of the Company that are not being acquired by the Purchaser hereunder) for ten (10) years (the "Retention Period"), during which time the Company shall provide Purchaser access to all such books and records during normal business hours upon Purchaser's reasonable request therefor. Subsequent to the Retention Period, the Company shall dispose of or permit the disposal of any such books and records not required to be retained under such policies without first giving sixty (60) days' prior written notice to Purchaser offering to surrender the same to Purchaser at

Purchaser's expense. The Company agrees to cooperate with Purchaser and shall furnish or make available to Purchaser such books and records and any and all other assistance as Purchaser may reasonably request relating to any matter relating to Taxes or a governmental inquiry of investigation during the Retention Period.

      13. [Intentionally Deleted.]

      14. Conditions Precedent.

            (a) Conditions to Obligations of Each Party. The obligations of the parties to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by Purchaser or the Company, as the case may be) on or prior to the Closing Date of the condition that: the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited by any Applicable Law, including any order, injunction, decree or judgment of any court or other Governmental Authority; no court or other Governmental Authority shall have determined any Applicable Law to make illegal the consummation of the transactions contemplated by the Agreement, Purchaser's Related Agreements or the Company's Related Agreements; and no proceeding with respect to the application of any such Applicable Law to such effect shall be pending.

            (b) Conditions to Obligations of the Purchaser. All obligations of the Purchaser hereunder are subject, at the option of Purchaser, to the fulfillment of each of the following conditions at or prior to the Closing, and the Company shall use its best efforts to cause such conditions to be fulfilled:

            (i) All representations and warranties of the Company contained herein or in any Schedule or document delivered pursuant hereto shall be true and correct in all material respects when made and shall be deemed to have been made again at and as of the date of the Closing Date, and shall then be true and correct in all material respects.

            (ii) All covenants, agreements and obligations required by the terms of this Agreement to be performed by the Company at or before the Closing shall have been duly and properly performed in all material respects.

            (iii) Since the date of this Agreement, there shall not have occurred any material adverse change in the condition (financial or otherwise), business, properties or prospects of the Company or the Subsidiary or the Assets or the Subsidiary's assets.

            (iv) On the Closing Date, the Agreed Upon Accounts Payables shall not exceed Three Million Five Hundred Thousand ($3,500,000) U.S. Dollars and there shall be no material adverse change with respect to the Pro Forma Financial Statements, or the business or affairs of the Company or the Subsidiary.

            (v) All schedules required to be delivered to Purchaser at or prior to the Closing and all documents required to be delivered (and, as applicable, executed) at or prior to Closing, including but not limited to these documents described in Section 4(a)(i) - 4(a)(xviii) above, shall have been so delivered (and, as applicable, executed).

            (vi) There shall be delivered to Purchaser a certificate executed by the President and Secretary of each of the Company and the Subsidiary, dated the date of the Closing, certifying that all of the conditions set forth in this Section 14(b) have been fulfilled.

            (vii) There shall be no additional material liability of any nature whatsoever accruing to Purchaser with respect to this Agreement or the transaction contemplated hereby.

            (c) Conditions to Obligations of the Company. All obligations of the Company at the Closing are subject, at the option of the Company, to the fulfillment of each of the following conditions at or prior to the Closing, and Purchaser shall use its best efforts to cause each such condition to be so fulfilled:

            (i) All representations and warranties of Purchaser contained herein or in any schedule or document delivered pursuant hereto shall be true and correct in all material respects when made and shall be deemed to have been made again at and as of the Closing Date, and shall then be true and correct in all material respects.

            (ii) All covenants, agreements and obligations required by the terms of this Agreement to be performed by Purchaser at or before the Closing shall have been duly and properly performed in all material respects.

            (iii) There shall be delivered to the Company a certificate executed by the President and Secretary of Purchaser, dated the date of the Closing, certifying that all of the conditions set forth in this
            Section 14(c) have been fulfilled.

            (iv) All Schedules, documents and other items required to be delivered by Purchaser pursuant to Section 5(a) above at or prior to the Closing shall be so delivered.

      15. Holdback; Post-Closing Adjustments.

            (a) Holdback. Purchaser shall holdback an aggregate sum of $1,000,000 (the "Holdback") from the Purchase Price payable to the Company; $500,000 of which shall expressly relate to the provisions of Section 6(g), including but not limited to the 1997 Projected Financial Statements (inclusive of the 1997 Projected EBITDA) annexed hereto as Schedule 6(g).2, (the "Financial Holdback"), and the remaining $500,000 shall relate to all of the other representations, warranties and covenants of the Company set forth herein (the "Other Holdback"). Each of the Financial Holdback and the Other Holdback shall be disbursed to the Company and/or Purchaser, as the case may be, in accordance with the provisions of this Section 15. Each of the Financial Holdback and the Other Holdback shall be deposited by Purchaser on the date of Closing into segregated escrow accounts, the Financial Holdback Escrow Account and the Other Holdback Escrow Account, respectively, each of which escrow account shall be held by the "Escrow Agent," as that term is defined in Section 16(b)(i) below, in accordance with the provisions of Section 16(b)(iv) below. The Financial Holdback shall remain on deposit in the Financial Holdback Escrow Account until such time as the Purchaser's annual audit for its fiscal year ended December 31, 1997 is completed, but in no event any later than ninety (90) days after the Closing, subject to the provisions of Section 15(b) below. The Other Holdback shall remain in the Other Holdback Escrow Account until the one (1) year anniversary from the Closing of this Agreement (the "Other Holdback Term").

            (b) Post-Closing Audit. Subsequent to the Closing Date, but in no event later than ninety (90) days thereafter, Purchaser shall cause Deloitte & Touche, LLP to effect and issue an audit, at Purchaser's sole cost and expense, of the Company's 1997 Projected Financial Statements and the Projected Balance Sheet (the "Audited 1997 Financials"). The audit shall be prepared in accordance with generally accepted accounting principles consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and shall be a complete, accurate and a fair presentation of the financial condition of the Company's Video Business (including the Subsidiary) as of the date thereof and the results of operations for the period covered thereby. The Company shall provide full access to Deloitte & Touche, LLP and otherwise fully cooperate with such auditors in connection with the preparation of the audit, and such cooperation shall include, without limitation, execution of the required representation letters to Deloitte & Touche, LLP. After receipt of the Audited 1997 Financials, each of the Company and Purchaser shall have twenty (20) days to object (the "Objection Period") in writing to the other with respect to any or all of the amounts presented therein. In the event that the Company and Purchaser do not object within the Objection Period, each of the Company and the Purchaser expressly agrees that the Audited 1997 Financials shall be final and binding on the parties. In the event that either the Company or Purchaser object, in good faith, to any portion of the Audited 1997 Financials within the Objection Period, Purchaser and the Company shall promptly attempt to resolve their differences. In the event the dispute is not resolved within ten (10) days of either party's written objection, either party may thereafter cause the dispute to be submitted to binding arbitration in accordance with Section 21(h) below.

            (c) Application of Post-Closing Audit to Financial Holdback. After the Audited 1997 Financials have become final and binding in accordance with the provisions of Section 15(b) above, in the event that the Company's earnings before interest, taxes, depreciation and amortization as set forth on the Audited 1997 Financials (the "Audited EBITDA") is at least ninety-five percent (95%) of the 1997 Projected EBITDA set forth on the 1997 Projected Financial Statements there shall be no reduction whatsoever to the Financial Holdback and the entire amount of the Financial Holdback, plus all accrued interest thereon, shall immediately be disbursed from the Financial Holdback Escrow Account to the Company. In the event that the Audited EBITDA is less than ninety-five percent (95%) of the 1997 Projected EBITDA, Purchaser shall be entitled to receive a disbursement from the Financial Holdback Escrow Account equal to $2.00 for every $1.00 by which Audited EBITDA is less than ninety-five percent (95%) of 1997 Projected EBITDA, plus the pro-rata share of accrued interest earned thereon. Any portion of the Financial Holdback remaining thereafter in the Financial Holdback Escrow Account shall be returned to the Company, plus the pro-rata share of interest earned thereon. Notwithstanding the foregoing, any reduction in Audited EBITDA from 1997 Projected EBITDA because the 1997 Projected Financial Statements have not been prepared, or the Company's books and records have not been maintained, in accordance with generally accepted accounting principles consistently applied, shall not be deemed to reduce the Audited EBITDA when compared to the 1997 Projected EBITDA and thus, shall not be considered for purposes of this Section 15(c) in determining whether Purchaser is entitled to any portion of the Financial Holdback.

            (d) Application of Other Holdback. The Other Holdback shall be utilized for the purpose of reimbursing Purchaser for any other liability, breach of a representation or warranty, or indemnity of the Company to Purchaser pursuant to this Agreement. In the event Purchaser is entitled to any such reimbursement, the appropriate amount, together with the pro-rata share of the interest earned on such amount, shall be disbursed to Purchaser from the Other Holdback Escrow Account. Following the expiration of the Other Holdback Term, the remainder of the Other Holdback not then subject to any reimbursement claims, if any, together with all interest earned on such remainder, shall be disbursed from the Other Holdback Escrow Account to the Company, together with the pro-rata share of the interest earned thereon. If the amount to which Purchaser is entitled to reimbursement exceeds the Other Holdback, and Purchaser elects to utilize the Other Holdback to reimburse it up to the maximum extent possible, the Other Holdback, together with all interest earned thereon shall be disbursed to Purchaser from the Other Holdback Escrow Account and the Company shall, within ten (10) business days thereafter, remit to Purchaser the amount by which the Purchaser is entitled to receive reimbursement in excess of the Other Holdback.

            (e) Tax Allocation of Escrow Interest. All taxes in respect of the interest earned with respect to the Holdback and the Earn Out Deposit shall be paid by the party entitled to receive same.

      16. (a) Termination. This Agreement may be terminated at any time prior to the Closing Date as follows:

            (i) by the written agreement of Purchaser and the Company;

            (ii) by the Purchaser by written notice to the Company if (A) the representations and warranties of the Company shall not have been true and correct in all material respects (in the case of any representation or warranty without any materiality qualification) as of the date when made or (B) if any of the conditions precedent set forth in Section 14(b) herein shall not have been, or if it becomes apparent that any of such conditions will not be fulfilled, or (C) any of the Pro Forma Financial Statements are not materially true and correct unless such failure shall be due to the failure of Purchaser to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing, then in any such event the provisions of Section 16(b)(ii) shall automatically apply;

            (iii) by the Company by written notice to Purchaser if (A) the representations and warranties of Purchaser shall not have been true and correct in all material respects (in the case of any representation or warranty containing any materiality qualification) as of the date when made, (B) if any of the conditions precedent set forth in Section 14(c) herein shall not have been, or if it becomes apparent that any of such conditions will not be fulfilled, unless such failure shall be due to the failure of the Company to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing, or (C) Purchaser shall have failed to make the Second Prepayment hereunder when same is due and owing, then in any such event the provisions of Section 16(b)(iii) shall apply; or

            (iv) by the Company or Purchaser at any time for any reason whatsoever, or for no reason at all, by giving written notice to the other party, provided that in the event that the Purchaser is the party giving such written notice pursuant to this Section 16(a)(iv), the provisions of Section 16(b)(iii) shall apply, and similarly, in the event that the Company is the party giving notice hereunder, the provisions of Section 16(b)(ii) shall apply.

            (b) Effect of Termination. In the event of the termination of this Agreement pursuant to any of the provisions of Section 16(a) hereof, this Agreement shall become null and void and have no further force and effect, without any liability in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of the directors, officers, employees, agents, consultants, representatives, advisers, stockholders or Affiliates of any party hereto, except as follows:

            (i) [Intentionally Deleted]

            (ii) In the event that the Purchaser terminates this Agreement in accordance with Section 16(a)(ii) above, the Company shall immediately deliver to Purchaser $500,000 U.S. Dollars by wire transfer no later than the third (3rd) business day after any such termination; provided that in the event that Purchaser terminates this Agreement in accordance with the provisions of Section 16(a)(ii) and the provisions of Section 15(c) are not applicable, in addition to the provisions of this Section 16(b)(ii), the Company shall also immediately return to Purchaser by wire transfer no later than the third (3rd) business day after such termination, all Prepayments theretofore made by Purchaser to the Company.

            (iii) In the event that the Company terminates this Agreement in accordance with Section 16(a)(iii) above, or the Company terminates this Agreement in accordance with Section 16(a)(iv) above, the Company shall, in addition to retaining all Prepayments theretofore delivered to Company by Purchaser, receive immediately from Purchaser $500,000 U.S. Dollars by wire transfer no later than the third (3rd) business day after such termination; provided, however, that in the event Purchaser's failure under Section 16(a)(iii)(B) is solely related to its delivery obligations under
            Section 5(a)(i) or the Company is terminating this Agreement in accordance with Section 16(a)(iii)(C), then notwithstanding the foregoing, Company's sole and exclusive remedy shall be to retain all Prepayments theretofore received hereunder as liquidated damages (including, if applicable, the Third Prepayment delivered into escrow in accordance with the hold-back provision in Section 15 above which shall immediately be released).

            (iv) The Escrow Agent shall also maintain the Financial Holdback Escrow Account, the Other Holdback Escrow Account, and the Earn Out Escrow Account pursuant to separate escrow agreements to be established and entered into by the parties upon the Closing in accordance with the provisions hereof. The "Trade Payables Escrow Account" as that term is defined in Section 18 below shall be maintained by an Italian bank to be mutually determined in good faith by the Company and Purchaser (the "Italian Escrow Agent").

            (v) Any escrow account established pursuant to Section 16(b)(iv) above shall be an interest bearing account. The funds in any such escrow account shall be invested solely in money market accounts in U.S. treasury securities, money market accounts in banks having combined capital, surplus and individual profits of at least $50,000,000, or a government securities fund.

      17. Right to Designate Director. Simultaneously upon the Closing, the Company shall have the option to designate one (1) individual (which individual shall be subject to the absolute approval of Purchaser) to be elected to Purchaser's board of directors as a director in accordance with Purchaser's by-laws.

      18. Trade Payables Escrow Account. Upon the Closing of this Agreement, pursuant to an agreement be entered into with the Italian Escrow Agent (the "Trade Payables Escrow Agreement"), Purchaser shall deposit into a segregated interest bearing escrow account (the "Trade Payables Escrow Account") an amount representing those Trade Payables that the Purchaser is obligated to pay hereunder but will not actually be paid by Purchaser within thirty (30) days from the Closing Date (the "Trade Payables Deposit"). The Trade Payables Deposit shall be held by the Italian Escrow Agent in accordance with the provisions of
Section 16(b)(iv) above and the provisions hereinbelow set forth. The Trade Payables shall be paid on a timely basis by Purchaser and Purchaser hereby agrees to indemnify and hold harmless the Company with respect to any interest and penalties arising out of Purchaser's failure to pay the Trade Payables on a timely basis. From time to time, the Purchaser shall cause the Italian Escrow Agent to disburse portions of the Trade Payables Deposit to those vendors and suppliers who are entitled to same; provided, however that the entire Trade Payables Deposit shall be disbursed no later than eighteen (18) months subsequent to the Closing Date. To the extent there remains any amount of the Trade Payables Deposit as a consequence of Purchaser settling any Agreed Upon Accounts Payable with a vendor or supplier for less than the amount set forth on Schedule 1(b).1, any such remaining amount of the Trade Payables Deposit shall be the sole and exclusive property of the Purchaser. All interest earned with respect to the Trade Payables Deposit shall be the property of the Purchaser and Purchaser shall be responsible for all taxes in connection therewith.

      19. Earn Out. The Purchaser shall, pursuant to an agreement to be entered into with the Escrow Agent (the "Earn Out Escrow Agreement") deposit the Earn
Out Deposit upon the Closing into a segregated interest bearing escrow account (the "Earn Out Escrow Account") to be held by the Escrow Agent for twelve (12) months subsequent to the Closing Date (the "Escrow Term") in accordance with the provisions of Section 16(b)(iv) above and the provisions hereinbelow set forth. Until such time as the Purchaser sells during the Escrow Term Five Hundred (500) of the Company's "Helios" projectors (the "Base Amount") at prices and upon such terms and conditions to be mutually agreed upon by the Purchaser and the Company from time to time, the Company shall not be entitled to any of the Earn Out Deposit. At such time as the Purchaser has effected the sale of the Base Amount during the Escrow Term in the manner described in the immediately preceding sentence, for each sale of a Helios projector or two (2) of the Company's "CRT" projectors sold thereafter during the Escrow Term at a price and upon terms and conditions to be mutually agreed upon by the Purchaser and the Company from time to time (one (1) Helios projector or two (2) CRT projectors, after achieving the Base Amount, is hereinafter referred to as a "Qualifying Unit"), the Company shall be entitled to receive from the Earn Out Escrow Account an amount equal to
 .1111% of the Earn Out Deposit until such time as nine hundred (900 ) Qualifying Units have been sold, provided, however, that subsequent to achieving the Base Amount, no more than five hundred (500) Qualifying Units shall be sales of CRT projectors . Purchaser shall cause the Escrow Agent to pay to the Company the requisite portion of the Earn Out Deposit from the Earn Out Escrow Account at such time and from time to time as the Company is entitled to receive at least $200,000 with respect to sales of Qualifying Units in accordance with the provisions of this Section 19; provided, however, that in the event that Purchaser and the Company enter into certain agreements mutually acceptable to Purchaser and the Company with

Mr. Giovanni Cozzi and James Wellnick pursuant to which the Company is obligated to make certain payments Messrs. Cozzi and Wellnick, the first such $200,000 payment due and owing to the Company in accordance with the terms and conditions of this Section 19 shall be reduced by up to $150,000 as consideration for any payments made by Purchaser on the Company's behalf to Messrs. Cozzi and Wellnick pursuant to the aforementioned agreements entered into by the Purchaser and the Company with each of them on or prior to the Closing Date (i.e., by way of example, in the event that this proviso is applicable, and in the event that the first payment that the Company would be entitled to receive pursuant to this
Section 19 would be $210,000, the Company will receive instead $60,000, but will be deemed to have received, for the purposes of this Section 19, $210,000). The Purchaser shall cause any payment required to the made to the Company pursuant to the terms and conditions of this Section 19 to be made promptly subsequent to the Company achieving the requisite sales of Qualifying Units. It is agreed and understood that the Earn Out provisions of this Section 19 are subject to sufficient capital being available to effect the sale in a timely manner of Units for which the Company has actually received orders; it being agreed and understood that in the event that there is insufficient capital to effect sales of Units for which the Company has actually received orders, the parties will, in good faith, resolve to modify the provisions of this Section 19 as appropriate. In the event that the parties are unable to agree upon a resolution with respect to the foregoing, the matter shall be resolved in accordance with the provisions of Section 21(h) below. The Earn Out Escrow Account shall automatically terminate and be liquidated on the expiration of the Escrow Term. All interest earned on the Earn Out Deposit and any amount of the Earn Out Deposit remaining upon the termination and liquidation of the Earn Out Escrow Account, including all interest with respect thereto, shall be the sole and exclusive property of the Purchaser and the Company shall have no rights of any nature whatsoever with respect thereto. Accordingly, the Purchaser shall be responsible for all taxes payable in connection with the interest earned on the Earn Out Deposit.

      20. Notices. Any and all notices, demands or requests required or permitted to be given under this Agreement shall be given in writing and sent, by registered or certified U.S. mail, return receipt requested, by hand, or by overnight courier, addressed to the parties hereto at their addresses set forth above or such other addresses as they may from time-to-time designate by written notice, given in accordance with the terms of this Section, together with copies thereof as follows:

            In the case of Purchaser, to:

            Projectavision, Inc.
            Two Penn Plaza

            Suite 640
            New York, NY  10121
            Telephone no.: (212) 971-3000
            Facsimile no.: (212) 971-6016

            Attn: Martin J. Holleran, Chief Executive Officer
                    and President

            with a copy simultaneously by like means to:

            Zukerman Gore & Brandeis, LLP
            900 Third Avenue
            New York, NY  10022
            Telephone no.: (212) 223-6700
            Facsimile no.: (212) 223-6433

            Attention: Clifford A. Brandeis, Esq.

                                 and

            Studio Legale fondato da F. Carnelutti
            Largo della Fontanella di Borghese 19
            Roma, Italy
            Telephone no.: (39) 6 6889911
            Facsimile no.: (39) 6 6878644

            Attn: Frederico Vermicelli, Esq.

            In the case of the Company, to:

            Vidikron Industries S.p.A.
            Via Dei Guasti, 29
            20020 Misinto (Milano)
            C.so Venezia, 16-20121 Milano, Italy
            Telephone no.: (011) 39-2-96.72.02.75
            Facsimile no.: (011) 39-2-96.32.88.34

            Attn: Mr. Flavio Peralda

            with a copy simultaneously by like means to:

            Breveglieri & Associati
            Studio Legale
            20122 Milano
            Largo Augusto 3

            Attn: Avv. Luca Breveglieri

(In addition, without constituting notice hereunder, the parties shall use reasonable efforts to send by facsimile to counsel for the party to whom notice is to be sent copies of all notices sent by such party). Notice given as provided in this Section shall be deemed effective: (i) on the date hand delivered, (ii) on the first business day following the sending thereof by overnight courier, (iii) on the seventh calendar day (or, if it is not a business day, then the next succeeding business day thereafter) after the depositing thereof into the exclusive custody of the U.S. Postal Service, and (iv) on the fourteenth (14th) calendar (or if not a business day, then the next succeeding business day thereafter) after the deposit into the exclusive custody of the Italian Postal Service).

      21. Miscellaneous. (a) This Agreement, including, without limitation, the schedules, Purchaser's Related Documents, the Company's Related Documents, and other documents referred to herein, among the parties hereto, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all prior agreements, arrangements or understandings with respect hereto, including but not limited to that certain letter of intent dated July 31, 1997 among certain of the parties hereto, and may not be modified or amended except by a written agreement specifically referring to this Agreement signed by all of the parties hereto.

            (b) No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

            (c) This Agreement shall be binding upon and inure to the benefit of each corporate party hereto, its successors and assigns.

            (d) The section headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said sections nor affect the meaning or interpretation of this Agreement.

            (e) Each party hereto shall cooperate, shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.

            (f) Except as otherwise provided herein or in agreements delivered in connection with this Agreement, all legal, accounting and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties incurring the same.

            (g) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

            (h) This Agreement and all amendments hereto shall be governed by, construed and enforced in accordance with the internal laws of Italy without reference to principles of conflict of laws. Each of the parties expressly agree that any dispute of any nature arising out of or relative to any of the transactions contemplated by this Agreement, including but not limited to any dispute relative to Section 15 above, shall be submitted to, and shall be exclusively determined by, binding arbitration applying the rules of the American Arbitration Association situated in New York City. Any decision rendered in such arbitration shall be final and conclusive and binding on the parties, and may only be entered in a court located in the State of New York, County of New York. Each party shall be responsible for their own legal fees in connection with any arbitration unless application to the contrary is made to, and a decision is rendered by, the arbitration panel in connection with any arbitration.

            (i) If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision, only to the extent it is invalid or unenforceable, and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein.

            (j) All Schedules attached hereto shall be incorporated by reference herein as if set forth herein in full.

            (k) The Company, on the one hand, and Purchaser, on the other hand, agree that, without the prior written consent of the other, unless otherwise required by law, it shall not make or permit to be made any announcement of any kind about this Agreement or the transactions contemplated hereby, either prior to the Closing Date or any time hereafter in the event the transactions contemplated hereby are not consummated as provided herein.

            (l) The Company, on the one hand, and Purchaser, on the other hand, represent and warrant to the other that there is no obligation to pay any commission, finder's fee, broker's fee or similar charge in connection with the transactions provided for in this Agreement, resulting from any agreements or other action of such representing party.

            (m) All documents to be delivered by the Company or the Subsidiary for Purchaser's review hereunder shall be delivered if originally written in a language other than English, in the original language in which it was written.

            (n) This Agreement is not intended to, and shall not confer any rights upon, any parties other than the express parties hereto.

            (o) Upon the execution of this Agreement, the Company expressly agrees that it will not, directly or indirectly, solicit or discuss with any potential third party any proposals with respect to the sale or other disposition, however effected, to any third party of any capital stock or any assets of the Company or the Subsidiary not in the ordinary course of business, nor will the Company or the Subsidiary provide any information relating to any such possible sale or other disposition of any of the Company's or the Subsidiary's capital stock or assets (other than in the ordinary course of business) to any potential third party buyer or disclose to any potential third party buyer the fact that the Company or the Subsidiary is, or any of its capital stock or assets (except in the ordinary course of business) are, for sale or disposition, generally. In the event that the Company receives an unsolicited inquiry relating to any of the forgoing, the Company shall immediately advise Purchaser of same.

            (p) The Company expressly acknowledges that the Purchaser is a public company and subsequent to the execution of the Asset Purchase Agreement the Company may (although not immediately), and upon the Closing of the transaction contemplated by the Asset Purchase Agreement the Company will, have a legal obligation to make public disclosures and filings in accordance with the rules and regulations promulgated by the United States Securities and Exchange Commission. Accordingly, the Company agrees to keep all negotiations relating to, and the signing of, this Agreement, strictly confidential, and that subsequent to the execution of this Agreement (although not immediately), the Purchaser may, and upon the Closing the transaction contemplated by the Asset Purchase Agreement will, prepare and issue a press release and effect other public disclosures for dissemination and filing in accordance with the rules and regulations of the United States Securities and Exchange Commission. The form, substance and timing of all public disclosures and filings shall be determined solely by the Purchaser upon consultation with the Company; provided, however, that the Purchaser's determination with respect to all aspects of public disclosure shall govern. The Purchaser acknowledges that subsequent to the execution of this Agreement, the Company may, upon consultation with Purchaser, make certain disclosures to private individuals or entities in connection with the transactions contemplated hereby.

            (q) In the event that subsequent to the Closing the Company receives funds relative to the Government Loan, the Company agrees that any such funds will be utilized solely in connection with the Company's Video Business as directed by

Purchaser and Purchaser agrees to be obligated to repay all such funds.

            (r) Upon the Closing, the Company and Purchaser shall make whatever appropriate adjustments that are required upon the mutual agreement of the parties with respect to any projector engines that have been prepaid in whole or in part by the Company and that will be sold subsequent to the Closing for the benefit of the Purchaser.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                          PROJECTAVISION, INC.


                                       By: /s/ Martin J. Holleran
                                          ---------------------------------
                                          Name:  Martin J. Holleran
                                          Title: President and Chief
                                                    Executive Officer


                                          VIDIKRON INDUSTRIES S.p.A.


                                       By: /s/ Flavio Peralda
                                          ---------------------------------
                                          Name:  Flavio Peralda
                                          Title: President

                                    AGREEMENT

      AGREEMENT (this "Agreement"), by and between Projectavision, Inc., a Delaware corporation having its principal office at Two Penn Plaza, Suite 640, New York, NY 10121 ("Projectavision"), and Vidikron Industries, S.p.A., an Italian corporation having its principal office at Via Dei Guasti, 29 20020 Misuito (Milano), Italy (the "Company").

                              W I T N E S S E T H:

      WHEREAS, Projectavision and the Company have entered into that certain Agreement of Purchase and Sale of Assets dated January 20, 1998 (the "Asset Purchase Agreement") pursuant to which Projectavision is purchasing certain assets of Company.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in the Asset Purchase Agreement and in this Agreement, and for other good and valuable consideration, receipt of which is hereby mutually acknowledged, the parties hereto agrees as follows:

      1. Notwithstanding anything to the contrary in the Asset Purchase Agreement, upon the "Closing" (as that term is defined in the Asset Purchase Agreement) of the Asset Purchase Agreement, Projectavision agrees to assume the existing, unsecured bank indebtedness of the Company's eighty-five percent (85%) owned subsidiary, Vidikron of America, Inc. (the "Subsidiary") in the principal amount of approximately One Million Two Hundred Thousand ($1,200,000) Dollars with P&C Bank as set forth on Schedule 1 annexed hereto (the "Subsidiary's Bank Debt").

      2. Notwithstanding anything set forth in the Asset Purchase Agreement, upon the Closing of the Asset Purchase Agreement, in the event that the principal amount of the Subsidiary's Bank Debt on the Closing is less than or exceeds One Million Two Hundred Thousand ($1,200,000) Dollars the "Purchase Price" (as that term is defined in the Asset Purchase Agreement) shall either be increased or reduced accordingly, on a dollar-for-dollar basis. By way of example, in the event that the principal amount of the Subsidiary's Bank Debt on the Closing Date is One Million Three Hundred Thousand ($1,300,000) Dollars, the Purchase Price shall be reduced by One Hundred Thousand ($100,000) Dollars to One Million Nine Hundred Thousand ($1,900,000) Dollars. Similarly, in the event that the principal amount of the Subsidiary's Bank Debt on the Closing Date is One Million One Hundred Thousand ($1,100,000) Dollars, the Purchase Price shall be increased by One Hundred Thousand ($100,000) Dollars to Two Million One Hundred Thousand ($2,100,000) Dollars.

      3. Notwithstanding anything to the contrary in the Asset Purchase Agreement, the consummation of the transactions contemplated by this Agreement shall occur only in the event of the Closing of the transactions contemplated by the Asset Purchase Agreement, whereupon the consummation of the transactions contemplated by this Agreement shall occur simultaneously therewith.

      4. Except as expressly set forth herein, all of the terms and conditions of the Asset Purchase Agreement shall remain in full force and effect.

      5. Assumption by Affiliates. Notwithstanding anything to the contrary in this Agreement, Projectavision may cause some or all of the Subsidiary's Bank Debt to be acquired hereunder by one (1) or more affiliates of Projectavision; provided, however, that Projectavision shall remain liable, jointly and severally, with any such affiliate(s) for any and all obligations under this Agreement. The term "affiliates" as used in this Section 5 shall have the same meaning as set forth under the definition of "affiliates" in Rule 405 of the Securities Act of 1933, as amended.

      6. This Agreement may be executed in counterparts, all of which together shall be considered a single instrument.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                          PROJECTAVISION, INC.


                                        By: /s/ Martin J. Holleran
                                            -----------------------------
                                            Martin J. Holleran
                                            Chief Executive Officer and
                                            President

                                          VIDIKRON INDUSTRIES, S.p.A.


                                        By: /s/ [ILLEGIBLE]
                                            -----------------------------
                                            Name:
                                            Title:

                                    AGREEMENT

      AGREEMENT (this "Agreement"), by and between Projectavision, Inc., a Delaware corporation having its principal office at Two Penn Plaza, Suite 640, New York, NY 10121 ("Projectavision"), and Vidikron Industries, S.p.A., an Italian corporation having its principal office at Via Dei Guasti, 29 20020 Misuito (Milano), Italy (the "Company").

                              W I T N E S S E T H:

      WHEREAS, Projectavision and the Company have entered into that certain Agreement of Purchase and Sale of Assets dated January 20, 1998 (the "Asset Purchase Agreement") pursuant to which Projectavision is purchasing certain assets of Company.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in the Asset Purchase Agreement and in this Agreement, and for other good and valuable consideration, receipt of which is hereby mutually acknowledged, the parties hereto agrees as follows:

      1. Notwithstanding anything to the contrary in the Asset Purchase Agreement, upon the "Closing" (as that term is defined in the Asset Purchase Agreement) of the Asset Purchase Agreement, Projectavision agrees to assume the existing, unsecured bank indebtedness of the Company's eighty-five percent (85%) owned subsidiary, Vidikron of America, Inc. (the "Subsidiary") in the principal amount of approximately One Million Two Hundred Thousand ($1,200,000) Dollars with P&C Bank as set forth on Schedule 1 annexed hereto (the "Subsidiary's Bank Debt").

      2. Notwithstanding anything set forth in the Asset Purchase Agreement, upon the Closing of the Asset Purchase Agreement, in the event that the principal amount of the Subsidiary's Bank Debt on the Closing is less than or exceeds One Million Two Hundred Thousand ($1,200,000) Dollars the "Purchase Price" (as that term is defined in the Asset Purchase Agreement) shall either be increased or reduced accordingly, on a dollar-for-dollar basis. By way of example, in the event that the principal amount of the Subsidiary's Bank Debt on the Closing Date is One Million Three Hundred Thousand ($1,300,000) Dollars, the Purchase Price shall be reduced by One Hundred Thousand ($100,000) Dollars to One Million Nine Hundred Thousand ($1,900,000) Dollars. Similarly, in the event that the principal amount of the Subsidiary's Bank Debt on the Closing Date is One Million One Hundred Thousand ($1,100,000) Dollars, the Purchase Price shall be increased by One Hundred Thousand ($100,000) Dollars to Two Million One Hundred Thousand ($2,100,000) Dollars.

      3. Notwithstanding anything to the contrary in the Asset Purchase Agreement, the consummation of the transactions contemplated by this Agreement shall occur only in the event of the Closing of the transactions contemplated by the Asset Purchase Agreement, whereupon the consummation of the transactions contemplated by this Agreement shall occur simultaneously therewith.

      4. Except as expressly set forth herein, all of the terms and conditions of the Asset Purchase Agreement shall remain in full force and effect.

      5. Assumption by Affiliates. Notwithstanding anything to the contrary in this Agreement, Projectavision may cause some or all of the Subsidiary's Bank Debt to be acquired hereunder by one (1) or more affiliates of Projectavision; provided, however, that Projectavision shall remain liable, jointly and severally, with any such affiliate(s) for any and all obligations under this Agreement. The term "affiliates" as used in this Section 5 shall have the same meaning as set forth under the definition of "affiliates" in Rule 405 of the Securities Act of 1933, as amended.

      6. This Agreement may be executed in counterparts, all of which together shall be considered a single instrument.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                          PROJECTAVISION, INC.


                                        By: /s/ Martin J. Holleran
                                            -----------------------------
                                            Martin J. Holleran
                                            Chief Executive Officer and
                                            President

                                          VIDIKRON INDUSTRIES, S.p.A.


                                        By: /s/ [ILLEGIBLE]
                                            -----------------------------
                                            Name:
                                            Title:

================================================================================

                              AGREEMENT OF PURCHASE

                               AND SALE OF ASSETS

                                  By and Among

                              PROJECTAVISION, INC.

                                       and

                               GRANGEOVER LIMITED

================================================================================

                                January 20, 1998

                                TABLE OF CONTENTS

                                                                            Page

1.    (a)    Purchase and Sale of Assets......................................1
      (b)    No Assumed Liabilities...........................................2

2.    (a)    Purchase Price...................................................2
      (b)    Acquisition by Affiliates........................................3

3.    Closing.................................................................3

4.    Seller's Obligations at Closing; Further Assurances.....................3
      (b)    Liability for Transfer Taxes.....................................4
      (c)    Further Assurances...............................................4

5.    Purchaser's Obligations at Closing......................................5

6.    Representations and Warranties of Seller................................5
      (a)    Organization, Standing and Qualification.........................5
      (b)    Execution, Delivery and Performance of Agreement;
             Authority........................................................5
      (c)    Taxes............................................................6
      (d)    Litigation.......................................................7
      (e)    Compliance with Laws and Other Instruments.......................7
      (f)    Title to Properties..............................................7
      (g)    Intellectual Property............................................7
             (i)      Title...................................................7
             (ii)     Transfer................................................7
             (iii)    No Infringement.........................................8
             (iv)     Licensing Arrangements..................................8
             (v)      No Intellectual Property Litigation.....................8
             (vi)     Due Registration, Etc...................................8
      (h)    Disclosure.......................................................9

7.    Representations and Warranties by Purchaser.............................9
      (a)    Organization.....................................................9
      (b)    Execution, Delivery and Performance of Agreement.................9

8.    Indemnification........................................................10

9.    Nature and Survival of Representations and Warranties; Rules
      Regarding Indemnification and Other Actions............................12

10.   Access to Information and Documents....................................12

11.   Notices................................................................12

12.   Miscellaneous..........................................................13

                                TABLE OF CONTENTS
                                   (continued)


SCHEDULES

Schedule 1(a)(i)        -  Countries of Intellectual Property

Schedule 1(a)(ii)       -  Bill of Sale

Schedule 1(b)           -  Assumed Liabilities

Schedule 2(e)           -  Allocation of Purchase Price

Schedule 4(a)(vi)       -  Opinion of Seller's Counsel

Schedule 4(a)(xii)      -  Intellectual Property Assignment

Schedule 6(b)           -  Conflicts

Schedule 6(c)           -  Unpaid Taxes

Schedule 6(d)           -  Litigation

Schedule 6(e)           -  Compliance with Laws

Schedule 6(f)           -  Encumbered Assets

Schedule 6(g)(iv)       -  Licensing Arrangements

Schedule 6(g)(v)        -  Intellectual Property Litigation

                    AGREEMENT OF PURCHASE AND SALE OF ASSETS

      AGREEMENT (this "Agreement"), dated January 20, 1998, by and among PROJECTAVISION, INC., a Delaware corporation having its principal office at Two Penn Plaza, Suite 640, New York, NY 10121 ("Purchaser") and GRANGEOVER LIMITED, an Isle of Mann corporation having and address at Clinch's House, Lord Street, IM 99 IRZ Douglas, Isle of Mann (Grangeover Limited, and any permitted designee, successor or assignee is hereinafter referred to as "Seller").

                              W I T N E S S E T H:

      WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, certain assets constituting Seller's business on the terms and conditions set forth herein.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and in order to set forth the terms and conditions of the purchase and sale of assets and the manner of carrying the same into effect, the parties hereto hereby agree as follows:

      1. (a) Purchase and Sale of Assets. Subject to and upon the terms and conditions set forth in this Agreement, Seller agrees to sell, transfer, convey, assign and deliver to Purchaser (or a designated affiliate of Purchaser as contemplated by Section 2(c) hereof), and Purchaser agrees to purchase at the Closing (as defined in Section 3 hereof), the following assets, properties, goodwill and rights of Seller, whether or not carried or reflected on the books and records of Seller (hereinafter sometimes collectively called "Seller's Assets"):

          (i) all of Seller's right, title and interest in and to any and all Intellectual Property for the following countries: Austria, Belgium, Luxembourg, France, Germany, Netherlands, Principality of Monte Carlo, Portugal, Czech Republic, Slovakia, Slovenia, Spain and Switzerland (such countries, collectively, the "Territory") . For purposes of this Agreement, the term "Intellectual Property" shall mean, in respect of the Territory, if applicable, , (A) industrial designs and improvements thereto; (B) trademarks, service marks, trade names, trade dress, logos, business and product names, slogans, and registrations and applications for registration, if any thereof; (C) copyrights (including, without limitation, software) and registrations thereof, if any; (D) intellectual property rights similar to any of the foregoing; and (E) copies and tangible embodiments thereof (in whatever form or medium, including, without limitation, electronic media);

          (ii) all Intellectual Property rights in and to the products and services sold, rented or leased and in and to any products or other Intellectual Property rights under research or development prior to or on the Closing Date;

          (iii) to the extent their transfer is permitted by law, all consents, approvals, authorizations, waivers, permits, grants, franchises, concessions, agreements, licenses, exemptions or orders of regulation, certificate, declaration or filing with, or report or notice to any entity issued, executed, delivered or otherwise made to or for the benefit of Seller's Assets, including all applications thereof (collectively, the "Consents") including, but not limited to, the Consent (the "Governmental Approval") of any nation, or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of the United States, any state of the United States or any political subdivision thereof, and any tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization (collectively, the "Governmental Authority" or "Governmental Authorities");

          (iv) all rights to choses in action, causes of action, claims and rights of recovery or setoff, lawsuits, judgments, claims and demands of any nature available to or being pursued by the Seller with respect to Seller's Assets whether arising by way of counterclaim or otherwise;

          (b) No Assumed Liabilities.

          (i) Seller's Assets shall be conveyed free and clear of all liabilities, obligations, liens, claims and encumbrances, of any nature whatsoever

      2. (a) Purchase Price. In consideration of the sale, transfer, conveyance, assignment and delivery of Seller's Assets by Seller to Purchaser, and in reliance upon the representations and warranties made herein by Seller, Purchaser agrees, in full payment therefor, to deliver to Seller the following purchase price (the "Purchase Price") payable to Seller by delivery at the

Closing or at such other time as provided herein, the sum of three million dollars ($3,000,000.00) by wire transfer or certified or official bank checks.

            (b) Acquisition by Affiliates. Notwithstanding anything to the contrary in this Agreement, Purchaser may cause Seller's Assets to be acquired by one (1) or more affiliates of Purchaser; provided, however, that Purchaser shall remain liable for all obligations of Purchaser hereunder. The term "affiliates" as used in this Section 2(c) shall have the same meaning as set forth under the definition of "affiliates" in Rule 405 of the Securities Act.

      3. Closing. The closing of the transactions contemplated under this Agreement (the "Closing") shall take place at the offices of Zukerman Gore & Brandeis, LLP, 900 Third Avenue, New York, New York 10022, or at such other place and in such other manner as the parties hereto may agree. . The day on which the Closing actually takes place is herein sometimes referred to as the "Closing Date."

      4. Seller's Obligations at Closing; Further Assurances. (a) At the Closing, Seller agrees to deliver to Purchaser (and, as applicable, execute):

            (i) a Bill of Sale duly executed by Seller in substantially the form of Schedule 1(a)(ii) hereto;

            (ii) such other good and sufficient deeds, bills of sale, endorsements, assignments, documents of title and other instruments of conveyance, assignment and transfer, in form and substance reasonably satisfactory to Purchaser's counsel, as shall be effective to vest in Purchaser good title to Seller's Assets;

            (iii) all contracts, files and other data (including, without limitation, lists of orders and computer disks and tapes) and documents pertaining to Seller's Assets;

            (iv) a certified copy of resolutions adopted by Seller's Board of Directors authorizing the execution, delivery and performance of this Agreement;

            (v) the opinion of Seller's counsel, substantially in the form of
            Schedule 4(a)(vi) annexed hereto;

            (vi) an assignment agreement for the Intellectual Property in substantially the form of Schedule 4(a)(xii) annexed hereto (the "Intellectual Property Assignment");

            (vii) all Consents, including, without limitation, those necessary in connection with the Intellectual Property Assignment;

            (viii) Governmental Approvals, if required; and

            (ix) all other documents and instruments required to be delivered to Purchaser pursuant to the provisions of this Agreement.

            (b) Liability for Transfer Taxes. Except with respect to the Bill of Sale Registration Tax under Italian law (but no penalties or interest with respect thereto) Seller shall be responsible for the timely payment of, and shall indemnify and hold harmless Purchaser against, all income, sales (including, without limitation, bulk sales), use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license and other similar Taxes (as defined in Section 6(i) hereof) and fees (collectively, "Transfer Taxes"), arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement and the Related Agreements. Seller shall prepare and timely file all tax returns required to be filed in respect of Transfer Taxes, provided that Purchaser shall be permitted to prepare any such tax returns that are the primary responsibility of Purchaser under Applicable Law. Purchaser's preparation of any such tax returns shall be subject to Seller's approval, which approval shall not be unreasonably withheld or delayed. Purchaser agrees that it shall be responsible for the payment of the Bill of Sale Registration Tax, if any, under Italian law, but it is expressly agreed that in the event that any interest or penalties are due and payable with respect to such tax, Seller shall have the sole responsibility for, and hereby indemnifies Purchaser, with respect thereto.

            (c) Further Assurances. At any time and from time to time after the Closing, at Purchaser's request and expense, without further consideration, Seller shall execute and deliver such other additional instruments of sale, transfer, conveyance, assignment and confirmation and take such other action as Purchaser may reasonably deem necessary or desirable in order to transfer, convey and assign to Purchaser Seller's Assets and to put Purchaser in actual possession and operating control thereof and to assist Purchaser in exercising all of Seller's rights with respect thereto and to take such action and execute such documents or instruments as may be reasonably requested by Purchaser in connection with any governmental or regulatory matters or filings required to be made by Purchaser, including, without limitation, any filings, documents or instruments to be delivered to the United States Securities and Exchange Commission (the "SEC") or any other Governmental Authority, Purchaser's lenders, auditors or any other appropriate party, all of which filings, if any, shall be at the expense of the Purchaser.

      5. Purchaser's Obligations at Closing. (a) At the Closing, Purchaser agrees to deliver, or cause to be delivered, as the case may be, to Seller (and, as applicable, execute):

            (i) the Purchase Price as provided in Section 2(a) hereof;

            (ii) a certified copy of resolutions adopted by the Board of Directors of Purchaser authorizing the execution, delivery and performance of this Agreement and Purchaser's Related Agreements (as defined in Section 7(a) hereof); and

            (iii) all other documents and instruments required to be delivered to Seller pursuant to the provision of this Agreement.

            (b) At any time and from time to time after the Closing, at Seller's request and expense, Purchaser shall execute and deliver such other additional instruments as Seller may reasonably deem necessary to evidence Purchaser's obligations under this Agreement, and Purchaser agrees to take such actions as may be reasonably necessary to carry out the purposes and intentions of this Agreement. For a reasonable period of time following the Closing, Purchaser shall provide Seller with reasonable access to all books and records of Seller that are delivered to Purchaser hereunder relating to Seller's Assets and the period through the Closing Date.

      6. Representations and Warranties of Seller. Seller represents and warrants to Purchaser, as follows:

            (a) Organization, Standing and Qualification. Seller (i) is a corporation duly organized, validly existing and in good standing under the laws of The Isle of Mann; and (ii) has all requisite corporate power and authority and is entitled to carry on its business as now being conducted and to own, lease or operate its properties in the places where such business is now conducted and such properties are now owned, leased or operated.

            (b) Execution, Delivery and Performance of Agreement; Authority. Except as set forth on Schedule 6(b) annexed hereto, neither the execution, delivery nor performance of this Agreement and all other agreements to which Seller is a party required to be delivered by Seller, pursuant to Section 4(a) hereof (which documents are hereinafter sometimes collectively referred to as "Seller's Related Agreements") by Seller will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to any provision of Seller's certificate of incorporation or by-laws or any franchise, mortgage, deed of trust, lease, license, agreement, Applicable Law, rule or regulation or any order, judgment or decree to which Seller is a party or by which it may be bound or materially or adversely affected or require any consent, authorization, approval or any other action by, or any notice to, or filing or registration with, any Governmental Authority or other third party. No Consent is required to be obtained or made by Seller in connection with the execution and delivery of this Agreement or the Seller's Related Agreements and to consummate the transactions contemplated hereby. Seller has the full power and authority to enter into this Agreement and, as applicable, Seller's Related Agreements and to carry out the transactions contemplated hereby, as applicable, all proceedings required to be taken by them to authorize and approve the execution, delivery and performance of this Agreement and Seller's Related Agreements have been properly taken, and this Agreement and Seller's Related Agreements constitute valid and binding obligations of Seller, enforceable in accordance with their terms, except that such enforcement may be subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and similar law affecting creditors' rights generally. The execution, delivery and performance of this Agreement and Seller's Related Agreements have been duly authorized, to the extent required by Applicable Law and by all requisite corporate and shareholder action of Seller, if necessary.

            (c) Taxes. Except as set forth on Schedule 6(c) annexed hereto, all Taxes with respect to Seller's Assets imposed by Great Britain, or by any other country or by any state, municipality, subdivision or instrumentality of Great Britain or of any other country, or by any other taxing authority, which are due or payable by Seller or any Affiliate of Seller, and all interest and penalties thereon, whether disputed or not, have been paid in full; all tax returns required to be filed in connection therewith have been accurately prepared and duly and timely filed prior to the expiration of any available extension periods. As used in this Agreement, "Taxes" shall include, without limitation, all federal, state, provincial, local, foreign or other income, alternative minimum, accumulated earnings, add-on, personal holding company, franchise, capital stock, net worth, capital, profits, gross receipt, value added, sales, use, goods and services, transaction, excise, customs, duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, charges, fees, severance, environmental, real property, gains, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers' compensation, payroll, withholding, estimated or other similar tax, duty or other governmental charge or assessment or deficiency thereof, including all interest and penalties thereon and additions thereto whether disputed or not.

            (d) Litigation. Except as set forth on Schedule 6(d) annexed hereto, there is no claim, charge, legal action, suit, arbitration or other legal or administrative proceeding (or governmental investigation) with respect to Seller's Assets for which Seller has received service of process or written notice of any nature in respect thereof, or any order, decree or judgment in progress, pending or in effect, or, to the best knowledge of Seller, threatened against or relating to Seller's Assets, knows or has reason to be aware of any basis for the same.

            (e) Compliance with Laws and Other Instruments. Except as set forth in Schedule 6(e) annexed hereto, Seller, to the best of its knowledge, has complied in all material respects with all existing laws, rules, regulations, ordinances, orders, judgments and decrees now or hereafter applicable to Seller's Assets. Neither the ownership nor use of Seller's Assets conflicts with the rights of any other person, firm or corporation, or violates, or with or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of its certificate of incorporation or by-laws as presently in effect, or any lien, encumbrance, mortgage, deed of trust, lease, license, agreement, understanding, law, ordinance, rule or regulation, or any order, judgment or decree to which it is a party or by which it may be bound or affected.

            (f) Title to Properties. Seller has good and marketable title to Seller's Assets. Except as set forth on Schedule 6(f) annexed hereto, none of Seller's Assets are subject to any loan agreement, conditional sale or title retention agreement, equipment obligation, lease purchase agreement, mortgage, indenture, pledge, security agreement, guaranty, lien, charge, security interest, encumbrance, restriction, lease, license, easement, liability or adverse claim of any nature whatsoever (excluding trade and account payables), direct or indirect, whether accrued, absolute, contingent or otherwise (collectively, "Encumbrances").

            (g) Intellectual Property.

            (i) Title. Seller owns, free and clear, all Intellectual Property, free from any Encumbrances and free from any requirement of any past, present or future royalty payments, license fees, charges or other payments, or conditions or restrictions whatsoever.

            (ii) Transfer. Immediately after the Closing, Purchaser will own all of the Intellectual Property and will have the right to use all Intellectual Property, free from any liens and on the same terms of any person in effect prior to the Closing.

            (iii) No Infringement. To the best knowledge of Seller, the conduct of the Seller's business does not infringe or otherwise conflict with any rights of any person in respect of any Intellectual Property.

            (iv) Licensing Arrangements. Schedule 6(g)(iv) annexed hereto sets forth all material agreements, arrangements or laws (A) pursuant to which Seller has licensed Intellectual Property to, or the use of Intellectual Property is otherwise permitted (through non-assertion, settlement or similar agreements or otherwise) by, any other party and (B) pursuant to which Seller has had Intellectual Property licensed to it, or has otherwise been permitted to use Intellectual Property. All of the agreements or arrangements set forth on
            Schedule 6(g)(iv) annexed hereto (x) are in full force and effect in accordance with their terms and no default exists thereunder by Seller, or to the knowledge of Seller, by any other party thereto,
            (y) are free and clear of all liens, and (z) do not contain any change in control or other terms or conditions that will become applicable or inapplicable as a result of the consummation of the transactions contemplated by this Agreement. Seller has delivered to the Purchaser true and complete copies of all licenses and arrangements (including amendments) set forth on Schedule 6(g)(iv) annexed hereto. Set forth on Schedule 6(g)(iv) annexed hereto is a list of all royalties, license fees, charges and other amounts currently payable by, on behalf of, to, or for the account of, Seller in respect of any Intellectual Property.

            (v) No Intellectual Property Litigation. No claim or demand has been received nor is there any proceeding that is pending, or to the knowledge of Seller, threatened, which (A) challenges the rights of Seller in respect of any Intellectual Property, (B) asserts that Seller is infringing or otherwise in conflict with, or is, except as set forth on Schedule 6(g)(v) annexed hereto, required to pay any royalty, license fee, charge or other amount with regard to, any Intellectual Property, or (C) claims that any default exists under any agreement or arrangement listed on Schedule 6(g)(v) annexed hereto. None of the Intellectual Property is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, arbitrator, or administrative agency.

            (vi) Due Registration, Etc. The Owned Intellectual Property has been duly registered with, filed in or issued by, as the case may be, in the appropriate filing offices of those countries listed on Schedule 1(a)(i) hereto, and Seller has taken such other actions, to ensure full protection under any applicable laws or regulations, and such registrations, filings, issuances and other actions remain in full force and effect.

            (h) Disclosure. No representation or warranty by Seller contained in this Agreement or in any other document furnished or to be furnished by Seller in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein contained not misleading or necessary in order to provide a prospective purchaser of Seller's Assets with adequate information as to Seller's Assets, and Seller has disclosed to Purchaser in writing all material adverse facts known to them related to the same. The representations and warranties contained in this Section 6 shall not be affected or deemed waived by reason of the fact that Purchaser and/or its representatives should have known that any such representation or warranty is or might be inaccurate in any respect.

      7. Representations and Warranties by Purchaser. Purchaser represents and warrants to Seller as follows:

            (a) Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to enter into this Agreement and all other agreements to which Purchaser is a party required to be delivered by Purchaser pursuant to Section 5(a) hereof (which documents are hereinafter sometimes collectively referred to as "Purchaser's Related Agreements") and to carry out the transactions contemplated by this Agreement. Purchaser has delivered to Seller copies of Purchaser's certificate of incorporation, and all amendments thereto, and the by-laws of Purchaser as presently in effect, each certified as true and correct by Purchaser's secretary.

            (b) Execution, Delivery and Performance of Agreement. Neither the execution, delivery nor performance of this Agreement and Purchaser's Related Agreements by Purchaser will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to any provision of Purchaser's certificate of incorporation or by-laws or any franchise, mortgage, deed of trust, lease, license, agreement, understanding, law, ordinance, rule or regulation or any order, judgment or decree to which Purchaser is a party or by which it may be bound or affected. Purchaser has the full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, all proceedings required to be taken by Purchaser to authorize the execution, delivery and performance of this Agreement and Purchaser's Related Agreements have been properly taken, and this Agreement and Purchaser's Related Agreements constitute the valid and binding obligations of Purchaser, enforceable in accordance with their respective terms, except that such enforcement may be subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and similar law affecting creditors' rights generally.

      8. Indemnification. (a) Seller hereby indemnifies, defends and holds Purchaser harmless from, against and in respect of (and shall, subject to the other provisions of this Agreement, on demand reimburse Purchaser for):

            (i) any and all loss, liability or damage suffered or incurred by Purchaser by reason of any untrue representation, breach of warranty or nonfulfillment of any covenant by Seller contained herein or in any certificate, document or instrument delivered by Seller to Purchaser hereunder;

            (ii) any and all loss, liability or damage suffered or incurred by Purchaser in respect of or in connection with any liabilities with respect to Seller's Assets;

            (iii) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, reasonable legal fees, court costs and expenses, incident to (i) or (ii) above or (iv) below; and

            (iv) any and all loss, liability or damage suffered or incurred by Purchaser by reason of or in connection with any claim for finder's fee or brokerage or other commission arising by reason of any services alleged to have been rendered to or at the instance of Seller with respect to this Agreement or any of the transactions contemplated hereby.

            (b) Purchaser shall indemnify, defend and hold Seller harmless from, against and in respect of (and shall, subject to the other provisions of this Agreement, on demand reimburse them for):

            (i) any and all loss, liability or damage suffered or incurred by Seller by reason of or resulting from any untrue representation, breach of warranty or non- fulfillment of any covenant or agreement by Purchaser contained herein or in any certificate, document or instrument delivered to Seller hereunder;

            (ii) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, reasonable legal fees, court costs and expenses, incident to (i) or (ii) above or (iv) below or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity; and

            (iii) any and all actual loss, liability or damage suffered or incurred by Seller by reason of or in connection with any claim for finder's fee or brokerage or other commission arising by reason of any services alleged to have been rendered to or at the instance of Purchaser with respect to this Agreement or any of the transactions contemplated hereby.

            (c) If a claim by a third party is made against a party hereto (an "Indemnified Party"), and if an Indemnified Party intends to seek indemnity with respect thereto under this Section 8, the Indemnified Party shall promptly notify in writing the party required to indemnify the Indemnified Party pursuant to this Section 8 (an "Indemnifying Party") of such claim (the "Indemnity Notice"); provided, however, that failure by an Indemnified Party to notify an Indemnifying Party of such claim shall not effect the Indemnified Party's right to seek indemnification so long as the Indemnifying Party is not materially prejudiced by such failure to have been notified of such claim. The Indemnifying Party shall have ten (10) days after receipt of the Indemnity Notice to undertake, conduct and control, through counsel of its own choosing and at its expense, but reasonably acceptable to the Indemnified Party, the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith; provided, however, that with respect to settlements entered into by the Indemnifying Party, the Indemnifying Party shall obtain the release of the claiming party in favor of the Indemnified Party. If the Indemnifying Party undertakes, conducts and controls the settlement or defense of such claim, the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by the Indemnified Party, providing that the fees and expenses of such counsel shall be borne by the Indemnified Party. With respect to indemnification provided for hereunder, the Indemnified Party shall not pay or settle any such claim so long as the Indemnifying Party is reasonably contesting any such claim in good faith. Notwithstanding the immediately preceding sentence, the Indemnified Party shall have the right to pay or settle any such claims, provided that in such event it shall waive any right to indemnity therefor by the Indemnifying Party.

            (d) Subject to the limitations set forth in Section 9(c), if the Indemnifying Party does not notify the Indemnified Party within fifteen (15) days after the receipt of the Indemnified Party's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim in the exercise of its good faith reasonable judgment at the expense of the Indemnifying Party subject to the other terms and provisions of this Section 8.

      9. Nature and Survival of Representations and Warranties; Rules Regarding Indemnification and Other Actions.

            (a) All statements, representations, warranties and indemnities made by each of the parties hereto (and in any schedule or exhibit annexed hereto) are and shall be true and correct as of the date hereof, and each of them shall survive until the one (1) year anniversary of the Closing.

      10. Access to Information and Documents. Seller will retain all books and records relating to Seller's Assets for ten (10) years (the "Retention Period") during which time Seller shall provide Purchaser access to all such books and records during normal business upon Purchaser's reasonable request therefor. Subsequent to the Retention Period, Seller shall not dispose of or permit the disposal of any such books and records without first giving sixty (60) days' prior written notice to Purchaser offering to surrender the same to Purchaser at Purchaser's expense. Seller agrees to cooperate with Purchaser and shall furnish or make available to Purchaser such books and records and any and all other assistance as Purchaser may reasonably request relating to any matter relating to Taxes or any governmental inquiry or investigation during the Retention Period.

      11. Notices. Any and all notices, demands or requests required or permitted to be given under this Agreement shall be given in writing and sent, by registered or certified U.S. mail, return receipt requested, by hand, or by private overnight courier, addressed to the parties hereto at their addresses set forth above or such other addresses as they may from time-to-time designate by written notice, given in accordance with the terms of this Section, together with copies thereof as follows:

            In the case of Purchaser, with a copy to:

            Zukerman Gore & Brandeis, LLP
            900 Third Avenue
            New York, New York  10022-4728

            Facsimile no.:  (212) 223-6433

            Attention:  Clifford A. Brandeis, Esq.

            In the case of Seller, with a copy to:

            Rubin, Bailin, Ortoli, Mayer, Baker & Fry, LLP
            405 Park Avenue
            New York, NY  10022
            Telephone no.: (212) 935-0900

            Facsimile no.:  (212) 826-9307

            Attention:  Joseph Rubin, Esq.

(In addition, without constituting notice hereunder, the parties shall use reasonable efforts to send by facsimile to counsel for the party to whom notice is to be sent copies of all notices sent by such party). Notice given as provided in this Section shall be deemed effective: (i) on the date hand delivered, (ii) on the first business day following the sending thereof by overnight courier, and (iii) on the seventh calendar day (or, if it is not a business day, then the next succeeding business day thereafter) after the depositing thereof into the exclusive custody of the U.S. Postal Service.

      12. Miscellaneous. (a) This Agreement, including, without limitation, the schedules and other documents referred to herein between the parties hereto, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all prior agreements, arrangements or understandings with respect hereto, and may not be modified or amended except by a written agreement specifically referring to this Agreement signed by all of the parties hereto.

            (b) No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

            (c) This Agreement shall be binding upon and inure to the benefit of each corporate party hereto, its permitted successors, designees, and assigns, and each individual party hereto and his heirs, personal representatives, successors and assigns.

            (d) The section headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said sections.

            (e) Each party hereto shall cooperate, shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.

            (f) Except as otherwise provided herein or in agreements delivered in connection with this Agreement, all legal, accounting and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties incurring the same.

            (g) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

            (h) This Agreement and all amendments hereto shall be governed by, construed and enforced in accordance with the internal laws of the State of New York without reference to principles of conflict of laws. Each of the parties hereto irrevocably consents to the jurisdiction and venue of the Federal and State Courts located in the State of New York, County of New York.

            (i) If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision, only to the extent it is invalid or unenforceable, and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein.

            (j) Seller agrees that, without the prior written consent of Purchaser, unless otherwise required by law, none of such parties shall make or permit to be made any announcement of any kind about this Agreement or the transactions contemplated hereby, either prior to the Closing Date or for one
(1) year thereafter in the event the transactions contemplated hereby are not consummated as provided herein.

            (k) Seller, on the one hand, and Purchaser, on the other hand, represent and warrant to the other that there is no obligation to pay any commission, finder's fee, broker's fee or similar charge in connection with the transactions provided for in this Agreement, resulting from any agreements or other action of such representing party.

            (l) This Agreement is not intended to, and shall not confer any rights upon, any parties other than the express parties hereto.

            (m) Acquisition by Affiliates. Notwithstanding anything to the contrary in this Agreement, Purchaser may cause some or all of the Seller's Assets to be acquired hereunder by one (1) or more affiliates of Purchaser; provided, however, that

Purchaser shall remain liable, jointly and severally, with any such affiliate(s) for any and all obligations under this Agreement. The term "affiliates" as used in this Section 2(d) shall have the same meaning as set forth under the definition of "affiliates" in Rule 405 of the Securities Act of 1933, as amended.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                           PROJECTAVISION, INC.


                                       By: /s/ Martin J. Holleran
                                           -----------------------------
                                           Martin J. Holleran
                                           Chief Executive Officer and
                                             President

                                           GRANGEOVER LIMITED


                                       By: /s/ Serafina Funaball
                                           -----------------------------
                                           Name: Serafina Funaball
                                           Title: Attorney

                           CERTIFICATE OF DESIGNATION

                                       OF

                      CONVERTIBLE SERIES E PREFERRED STOCK

                                       OF

                              PROJECTAVISION, INC.

      Projectavision, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that the Board of Directors of the Corporation duly adopted a resolution at a meeting duly convened on June 11, 1997, at which a quorum was present and acting throughout, and that such resolution has not been amended, modified, or rescinded, and is now in full force and effect providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of the Corporation's Preferred Stock, which resolution is as follows:

      RESOLVED, that pursuant to the authority conferred upon the Board of Directors by Article Fourth of the Certificate of Incorporation of the Corporation, and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the rights, preferences and designations of the authorized and unissued shares of Preferred Stock shall hereafter be as follows:

      Section 1. Designation. One Thousand (1,000) shares of Preferred Stock are hereby designated as Series E Convertible Preferred Stock (the "Preferred Stock"). The rights, preferences, privileges and qualifications, limitations and restrictions of the Preferred Stock are set forth in Sections 2 through 7 of this Resolution. The rights, preferences, privileges and qualifications, limitations and restrictions of the remaining shares of Preferred Stock shall be determined by the board of Directors, from time to time after the date of the adoption of this Resolution, pursuant to the provisions of Article Fourth of the Certificate of Incorporation.

      Section 2. Dividends. The holders of the Preferred Stock are entitled to receive if, when and as declared by the Board of Directors out of funds legally available therefor, cumulative dividends, payable in cash or common stock of the Corporation, par value $.0001 per share (the "Common Stock") at the Corporation's election, at the rate of 8% per annum of the Liquidation Value of the Preferred Stock until and through July 1, 2000. The dividend is payable annually within seven (7) business days after each December 31st of each year, commencing December 31, 1997 (each, a "Dividend Declaration Date"). Dividends shall be paid only with respect to shares of Preferred Stock actually issued and outstanding on a Dividend Declaration Date and to the holders of record as of the Dividend Declaration Date. Dividends shall accrue from the first day of the annual period in which such dividend may be payable, except with respect to the first annual dividend which shall accrue from the date of issuance of the Preferred Stock, July 1, 1997. In the event that the Corporation elects to pay dividends in Common Stock (which shares of Common Stock must be freely traded), each holder of Preferred Stock shall receive shares of Common Stock equal to the quotient of
(i) the product of 8% multiplied by the Liquidation Value of the Preferred Stock outstanding on the applicable Dividend Declaration Date divided by (ii) the average of the closing bid quotation of the Common Stock as reported on the over-the-counter market, or the closing sale price if listed on a national exchange, for the five (5) trading days immediately prior to the Dividend Declaration Date (the "Stock Dividend Price").

      Section 3. Conversion. Subject to the provisions of Section 3(b) below, the holders of the Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                  (a) Right to Convert. Subject to the provisions of Section 3(b) below, the Preferred Stock shall be convertible as follows:

                        (i) Up to Two Hundred Fifty (250) shares of Preferred
            Stock (plus any accrued but unpaid dividends) may be converted at the Conversion Price (as that term is defined in Section 3(b) below) at any time on or after August 15, 1997:

                        (ii) Up to an additional Two Hundred Fifty (250) shares
            of Preferred Stock (plus any accrued but unpaid dividends) may be converted at the Conversion Price at any time on or after October 15, 1997;

                        (iii) Up to an additional Two Hundred Fifty (250) shares
            of Preferred Stock (plus any accrued but unpaid dividends) may be converted at the Conversion Price on or after December 15, 1997; and

                        (iv) The remaining Two Hundred Fifty (250) shares of
            Preferred Stock (plus any accrued but unpaid dividends) may be converted at the Conversion Price at any time on or after February 15, 1998.

                  (b) Limitation on Conversion Rights. Notwithstanding the provisions of Section 3(a) above, in the event that the conversion of any shares of outstanding Preferred Stock would result in a holder of Preferred Stock owning, in the aggregate (along with any other securities that may now or hereafter be owned or acquired by the holder), more than 4.99% of all of the then issued and outstanding Common Stock of the Company, such shares of Preferred Stock shall not be convertible into shares of Common Stock until such time as the conversion of such shares of Preferred Stock would result in the holder owning, in the aggregate (along with any other securities that may now or hereafter be owned or acquired by the holder), no more than 4.99% of the then issued and outstanding Common Stock of the Company.

                  (c) Automatic Conversion. All unconverted shares of Preferred Stock on the three (3) year anniversary date of the date of the "Closing" (as that term is defined in that certain Subscription and Purchase Agreement by and between the Company and the Subscriber), along with all accrued and unpaid dividends, shall automatically be converted into shares of Common Stock at the Conversion Price.

                  (d) Conversion Price. As used herein, the term Conversion Price shall be the product of (i) the average closing bid quotation of the Common Stock as reported on the over-the-counter market, or the closing sale price if listed on a national securities exchange, for the five (5) trading days immediately preceding the date of the Conversion Notice referred to in Section 3(e) below multiplied by (ii).75. Notwithstanding the foregoing, the Conversion Price shall, in no event, be less than $1.50 (the "Minimum Conversion Price"); provided, however, that the Minimum Conversion Price shall be subject to reduction as follows: (i) in the event that during the period commencing June 1, 1997 through December 31, 1997 (the "Adjustment Period") the Corporation fails to ship 2,500 projectors (i.e., 417 projectors per month, the "Monthly Shipment") or fails to receive $12,500,000 in projector revenues (i.e., $2,085,000 per month, the "Monthly Revenues") then, the Minimum Conversion Price shall be reduced by $.50; provided, however, that in the event that the Company fails to either ship during any month of the Adjustment Period, the Monthly Shipment, or fails to generate during any month of the Adjustment Period the Monthly Revenues, the Minimum Conversion Price shall be reduced by $.083 (the "Monthly Reduction"); provided, further, that in any month after there has been one or more Monthly Reductions during the Adjustment Period (a "Subsequent Month"), the aggregate Monthly Shipments during the Adjustment Period or the aggregate Monthly Revenues during the Adjustment Period equal or exceed the shipments or revenues, as the case may be, that the Company was required to have achieved, on a cumulative basis, as of any such Subsequent Month, then notwithstanding any reduction in the Minimum Conversion Price due to the fact that the Company previously failed to achieve either the Monthly Shipments or Monthly Revenues for a particular month or months, the Minimum Conversion Price shall be restored to $1.50 until such time that the Company fails to achieve Monthly Shipments and Monthly Revenues during a month during the Adjustment Period, in which event, the Minimum Conversion Price shall be appropriately reduced by the Monthly Reduction, subject to the foregoing provisions.

                  (e) Mechanics of Conversion. Failure to Convert Any holder of Preferred Stock who wishes to exercise its Conversion Rights pursuant to paragraph (a) of this Section 3, must surrender the certificate therefor at the principal executive office of the Corporation, and give written notice, which may be via facsimile transmission, to the Corporation at its principal executive office that it elects to convert the same (the "Conversion Notice"). No Conversion Notice with respect to any shares of Preferred Stock can be given prior to the time such shares of Preferred Stock are eligible for conversion in accordance with the provisions of Section 3(a) above. Any such premature Conversion Notice shall automatically be null and void. The Corporation shall, within five (5) business day after receipt of an appropriate and timely Conversion Notice (the "Conversion Deadline"), issue to such holder of Preferred Stock a certificate for the number of shares of Common Stock to which the holder shall be entitled. Such conversion shall be deemed to have been made only after both the certificate for the shares of Preferred Stock to be converted have been surrendered and the Conversion Notice is received by the Corporation (the "Conversion Documents"), and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock at and after such time. In the event that the Conversion Notice is sent via facsimile transmission, the Corporation shall be deemed to have received such Conversion Notice on the first business day on which such facsimile Conversion Notice is actually received, provided that the necessary certificates are actually received by the Corporation within two (2) business days thereafter.

      In the event that the Corporation fails to deliver to holder any of the shares of Common Stock entitled to be delivered pursuant to a conversion of Preferred Stock on or prior to the Conversion Deadline, then in such event, in addition to the Corporation's obligation to deliver said shares of Common Stock, the Corporation shall also be obligated to pay to holder, for each business day after the Conversion Deadline that it fails to deliver the shares of Common Stock underlying the Preferred Stock requested to be converted (the "Unconverted Preferred Stock"), a penalty, as liquidated damages, equal to one percent (1%) of the outstanding face amount of the Unconverted Preferred Stock payable in cash or shares of Common Stock at the option of the holder.

                  (f) Adjustments to Conversion Price for Stock Dividends and for Combinations or Subdivisions of Common Stock. If the Corporation at any time or from time to time while shares of Preferred Stock are issued and outstanding shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or if the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Conversion Price in effect immediately before such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. If the Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

                  (g) Adjustments for Reclassification and Reorganization. If the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in paragraph (f) of this Section 3), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Preferred Stock immediately before that change.

                  (h) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all of the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment. The provisions of this paragraph (h) may be waived by the affirmative vote of the holders of at least a majority of the then outstanding shares of Preferred Stock voting together as a single class and taken in advance of any action that would conflict with this paragraph (h).

                  (i) Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Section 3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a notice setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.

                  (j) Notices of Record Date. If the Corporation shall propose at any time: (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, other than a regular cash dividend out of earnings or earned surplus or a dividend as to which adjustment of the Conversion Price will be made under paragraph (f) of this Section 3; (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;
(iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock other than one as to which adjustments of the Conversion Price will be made under paragraph (f) of this
Section 3; or (iv) to merge or consolidate with or into any other corporation, or sell all or substantially all of its assets, or to liquidate, dissolve or wind up; then, in connection with such event, the Corporation shall send to the holders of the Preferred Stock;

                        (1) at least ten (10) days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights;

                              to vote, if any, in respect of the matters referred to in clauses (iii) and (iv) above; and

                        (2)   in the case of the matters referred to in clauses
                              (iii) and (iv) above, at least ten (10) days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

                  (k) Issue Taxes. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

                  (l) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to its Certificate of Incorporation.

                  (m) Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fractional share of Common Stock, such fractional share shall be rounded up to the nearest whole share.

                  (n) Notices. Any notice required by the provisions of this
Section 3 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

                  (o) Termination of Conversion Rights and Dividends. Notwithstanding anything set forth herein to the contrary, all Conversion Rights (including, but not limited to the right to Automatic Conversion) and rights to receive dividends on the Preferred Stock shall automatically and irrevocably cease, whether or not the holder has submitted a written notice of conversion with respect to any shares of Preferred Stock, in the event that a holder is in material breach of the provisions set forth in Section 3(h) of that certain Subscription and Purchase Agreement dated as of July 1, 1997 by and between the Corporation and the Willora Company (the "Subscription Agreement").

                  (p) Business Day. As used herein, the term "business day" shall mean any day other than a Saturday, Sunday or a day when the federal and state banks located in the State of New York are required or permitted to close.

      Section 4. Voting Rights. The holders of the Preferred Stock shall have no voting rights whatsoever, except as otherwise provided by the Delaware General Corporation Law (the "Delaware Law"), and as expressly set forth in this Section 4 and in Section 7(b) below. To the extent that under Delaware Law the vote of the holders of the Preferred Stock, voting separately as a class or series as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the shares of the Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of a majority of the shares of Preferred Stock (except as otherwise may be required under Delaware Law) shall constitute the approval of such action by the class. To the extent that under Delaware Law the holders of the Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of stockholders as the date as of which the Conversion Price is calculated and conversion is effected. Holders of the Preferred Stock shall be entitled to notice of (and copies of proxy materials and other information sent to shareholders) all shareholder meetings or written consents with respect to which they would be entitled to vote, which notice would be provided pursuant to the Corporation's by-laws and applicable statutes.

      Section 5. Redemption; Discretionary and Mandatory. At any time and from time to time, the Corporation shall have the right, upon no more than thirty
(30) days prior written notice to the holder, to redeem any or all of the shares of Preferred Stock for which the holder thereof has not requested conversion at a per share price equal to one hundred and thirty percent (130%) of the Liquidation Value, plus any accrued and unpaid dividends up until the date redemption is actually effected. Upon the giving of the written notice, the holder of the Preferred Stock shall thereafter no longer have any Conversion Rights.

      Section 6. Liquidation Preference. The holders of shares of Preferred Stock will be entitled to receive, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, out of or to the extent of the net assets of the Corporation legally available for such distribution, before any distributions are made with respect to any Common Stock or any stock ranking junior to the Preferred

Stock, $1,000.00 per share, plus any declared but unpaid dividends (the "Liquidation Preference"). After payment of the full amount of the Liquidation Preference, the holders of shares of Preferred Stock will not be entitled to any further participation in any distribution of assets by the Corporation.

      Section 7. Restrictions and Limitations.

                  (a) Shares of Preferred Stock acquired by the Corporation by reason of purchase, conversion, redemption or otherwise shall be retired and shall become authorized but unissued shares of Preferred Stock, which may be reissued as part of a new series of Preferred Stock hereafter created under Article Fourth of the Certificate of Incorporation.

                  (b) So long as shares of Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote of the holders of at least a majority of the then outstanding shares of Preferred Stock voting together as a separate class, amend the terms of this Resolution. The holders of the outstanding shares of the Preferred Stock shall be entitled to vote as a separate class upon a proposed amendment of the Certificate of Incorporation if the amendment would alter or change the powers, preferences or special rights of the shares of Preferred Stock so as to affect them adversely.

      IN WITNESS WHEREOF, Projectavision, Inc. has caused this Certificate to be signed by its President and attested by its Secretary this 1st day of July, 1997.

                                                  PROJECTAVISION, INC.


                                              By: /s/ Marvin Maslow
                                                  ------------------------------
                                                   Marvin Maslow, Chairman of
                                                     the Board

Attest:


/s/ Jules Zimmerman
---------------------------------
Jules Zimmerman, Secretary

                       AMENDED CERTIFICATE OF DESIGNATION
                  OF 1997 SERIES D CONVERTIBLE PREFERRED STOCK
                                       OF
                              PROJECTAVISION, INC.

                  --------------------------------------------

                     Pursuant to Section 242 of the General
                    Corporation Law of the State of Delaware

                  --------------------------------------------

      We, the undersigned, Martin J. Holleran, being the President and C.E.O. of Projectavision, Inc. ("Company") and Marvin Maslow, being the Assistant Secretary of the Company, hereby certify pursuant to Section 242 of the General Corporation Law of the State of Delaware that:

      1. The name of the Company is Projectavision, Inc. and the Company is validly existing and incorporated.

      2. On January 6, 1997, pursuant to authority vested in the Board of Directors by Article of the Corporation's Certificate of Incorporation, the Board of Directors established a series of 60,000 shares of Preferred Stock of the Corporation, par value $100 per share;

      3. On December 16, 1997 the Board of Directors of the Corporation and the holders of the Series D Convertible Preferred Stock each adopted the following resolutions by written consent to further amend the Certificate of Designation of the Series D Convertible Preferred Stock.

      RESOLVED, that pursuant to Section 242 of the General Corporation Law of the State of Delaware, the Designations of the Company's Series D Convertible Preferred Stock are amended and restated to be the following:

      1. The Company's Certificate of Incorporation, as amended, authorizes the issuance of 60,000 shares of Preferred Stock, par value $100 per share, and expressly vests in the Board of Directors the authority provided therein to issue any or all of such shares in one or more series, and by resolution or resolutions the designation, number, full or limited voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations, restrictions, and other distinguishing characteristics of each series to be issued.

      2. Designation Of The Series. The Board of Directors of the Company, pursuant to authority expressly vested in it as aforesaid, has adopted the following, creating a Series D issue of Preferred Stock;

      There shall be a series of convertible Preferred Stock designated as "Series D Preferred Stock." The shares of such series shall be referred to herein as the "Series D Shares." Upon initial issuance by the Company, the price per share of the Series D Shares shall be $100 (the "Purchase Price"). The par value per share is $100. The authorized number of such Series D Shares is 60,000. The Series D Shares shall be senior in rank to all other series of Preferred Stock, now existing or hereafter issued by the Company.

            A. Voting Rights. Except as otherwise required by law, the Holders of the Series D Shares shall not be entitled to vote separately, as a series or otherwise, on any matter submitted to a vote of the shareholders of the Company. Notwithstanding the foregoing, without the prior written consent of the Holders of the Series D Shares;

            (i) the Company shall not amend, alter, or repeal (whether by amendment, merger, or otherwise) any of the provisions related to the Series D Shares of its Certificate of Incorporation, as amended, any resolutions of the board of directors or any instrument establishing and designating the Series D Shares in determining the relative rights and preferences thereof so as to affect any materially adverse change in the rights, privileges, powers, or preferences of the Holders of Series D Shares; or

            (ii) the Company shall not create or designate any additional preferred stock senior in right as to dividends, voting rights, redemptions or liquidation to the Series D Shares.

            B. Dividends. A holder of the Series D Shares ("Holder") shall be entitled to receive a 6% cumulative dividend payable annually in cash or in freely trading Common Stock of the Company, at the Corporation's option. Such dividends shall be payable annually (the "Dividend Payment Date"), in preference to dividends on any Common Stock or stock of any class ranking, as to dividend rights, junior to the Series D Shares. If paid in Common Stock, the number of shares of the Company's Common Stock to be received shall be determined by dividing the dollar amount of the dividend by the then applicable Market Price, as of the dividend payment date. "Market Price" shall mean the 5 day average daily closing bid price, as reported by Nasdaq, or whatever primary exchange the Company's Common Stock may be traded on, for the five trading days immediately preceding the dividend payment data. Dividends shall be fully cumulative and shall accrue (whether or not declared and whether or not there shall be funds legally available for the payment of dividends), without interest, and shall be payable on the Dividend Payment Date.

            C. Conversion Rights.

            (i) Series D Shares. Upon the Company's receipt of a facsimile or original of Holder's signed Notice of Conversion, the Company shall instruct its transfer agent to issue one or more Certificates representing that number of shares of Common Stock into which the Series D Shares are convertible in accordance with the provisions regarding conversion set forth in the subscription agreement entered into between the Holder and the Company. The Company's transfer agent or attorney shall act as Registrar and shall maintain an appropriate ledger containing the necessary information with respect to each Series D Share.

            (ii) Conversion Date. Such conversion shall be effectuated by surrendering to the Company, or its attorney, the Series D Shares to be converted together with a facsimile or original of the signed Notice of Conversion which evidences Holder's intention to convert those Series D Shares indicated. The date on which the Notice of Conversion is effective ("Conversion Date") shall be deemed to be the date on which the Holder has delivered to the Company a facsimile or original of the signed Notice of Conversion, as long as the original Series D Shares to be converted are received by the Company or its designated attorney within 5 business days thereafter. As long as the Series D Shares to be converted are received by the Company within 5 business days after it receives a facsimile or original of the signed Notice of Conversion, the Company shall deliver to the Holder, or per the Holder's instructions, the shares of Common Stock, without restrictive legend or stop transfer instructions, within 3 business days of receipt of the Series D Shares to be converted.

            (iii) Common Stock to be Issued Without Restrictive Legend. Upon the conversion of any Series D Shares and upon receipt by the Company or its attorney of a facsimile or original of Holder's signed Notice of Conversion Company shall instruct Company's transfer agent to issue Stock Certificates without restrictive legend or stop transfer instructions in the name of Holder (or its nominee) and in such denominations to be specified at conversion representing the number of shares of Common Stock issuable upon such conversion, as applicable. Company warrants that no instructions, other than these instructions, have been given or will be given to the transfer agent and that the Common Stock shall otherwise be freely transferable on the books and records of Company.

            (iv) Conversion Terms/Right of First Refusal. On and after February 10, 1998, Holder is entitled, at its option to convert the Series D Shares into Common Stock of the Company at 75% of the 5 day average daily closing bid price, as reported by Bloomberg, L.P., for the 5 trading days immediately preceding the applicable Conversion Date, (the "Conversion Price"). The Holder is hereby given a right of first refusal on any Regulation D offering proposed to be effected by the Company during the 6 month period immediately subsequent to the date of the Subscription Agreement. Holder shall have 2 business days from the date the Company sends a facsimile notice (the "Notice") of the material terms and conditions of the proposed offering ("Proposed Offering") to the Holder in which to advise the Company by writing that it shall provide the financing contemplated by the Proposed Offering in accordance with the terms set forth in the Notice. Holder's failure to agree to effect the financing (or any part thereof) in accordance with the terms of the Notice within the aforementioned two (2) day period shall be deemed a waiver by Holder of its right of first refusal with respect to that portion (or all) of the Proposed Offering, as the case may be, in accordance with the terms set forth in the Notice. It is agreed that Holder's right of first refusal hereunder may be exercised in whole or in part. In the event issuer later attempts to effect a Proposed Offering on material terms and conditions other than those set forth in the Notice (the "Revised Proposed Offering"), Holder shall have a new right of first refusal with respect to the Revised Proposed Offering.

            The Series D Shares are subject to a mandatory, 36 month conversion feature at the end of which all Series D Shares outstanding will be automatically converted, upon the terms set forth in this section ("Mandatory Conversion Data").

            (v) Nothing contained in the Subscription Agreement for the purchase of the Series D Shares shall be deemed to establish or require the payment of interest to the Holder at a rate in excess of the maximum rate permitted by governing law. In the event that the rate of interest required to be paid exceeds the maximum rate permitted by governing law, the rate of interest required to be paid thereunder shall be automatically reduced to the maximum rate permitted under the governing law and such excess shall be returned with reasonable promptness by the Holder to the Company.

            (vi) It shall be the Company's responsibility to take all necessary actions and to bear all such costs to issue the Certificate of Common Stock as provided herein, including the responsibility and cost for delivery of an opinion letter to the transfer agent, if so required. The person in whose name the certificate of Common Stock is to be registered shall be treated as a shareholder of record on and after the conversion date. Upon surrender of any Series D Shares that are to be converted in part, the Company shall issue to the Holder a new Series D Shares equal to the unconverted amount, if so requested by Holder.

            (vii) In the event the Common Stock is not delivered per the written instructions of the Holder, within 10 (ten) business days after the Conversion Date, then in such event the Company shall pay to Holder one percent (1%) in cash, of the dollar value of the Series D Shares being converted per each day after the tenth business day following the Conversion Date that the Common Stock is not delivered.

      To the extent that the failure of the Company to issue the Common Stock pursuant to this Section 3C is due to the unavailability of authorized but unissued shares of Common Stock, the provisions or this Section 3C(vii) shall not apply but instead the provisions of Section 3C(viii) shall apply.

      The Company shall make any payments incurred under the Section 3C(vii) in immediately available funds within three (3) business days from the date of issuance of the applicable Common Stock. Nothing herein shall limit a Holder's right to pursue actual damages or cancel the Notice of Conversion for the Company's failure to issue and deliver Common Stock to the Holder within ten
(10) business days after the Conversion Date.

            (viii) The Company shall at all times reserve and have available all Common Stock necessary to meet conversion of the Series D Shares by all Holders of the entire amount of Series D Shares and Warrants then outstanding. If, at any time Holder submits a Notice of Conversion and the Company does not have sufficient authorized but unissued shares of Common Stock available to effect, in full, a conversion of the Series D Shares (a "Conversion Default", the date of such default being referred to herein as the "Conversion Default Date"), the Company shall issue to the Holder all of the shares of Common Stock which are available, and the Notice of Conversion as to any Series D Shares requested to be converted but not converted (the "Unconverted Series D Shares"), upon Holder's sole option, may be deemed null and void. The Company shall provide notice of such Conversion Default ("Notice of Conversion Default") to all existing Holders of outstanding Series D Shares, by facsimile, within one (1) business day of such default (with the original delivered by overnight or two day courier), and the Holder shall give notice to the Company by facsimile within five business days of receipt of the original Notice of Conversion Default (with the original delivered by overnight or two day courier) of its election to either nullify or confirm the Notice of Conversion.

      The Company agrees to pay to all Holders of outstanding Series D Shares payments for a Conversion Default ("Conversion Default Payments") in the amount of (N/365) x (.24) x the initial issuance price of the outstanding and/or tendered but not converted Series D Shares held by each Holder where N = the number of days from the Conversion Default Date to the date (the "Authorization Date") that the Company authorizes a sufficient number of shares of Common Stock to effect conversion of all remaining Series D Shares. The Company shall send notice ("Authorization Notice") to each Holder of outstanding Series D Shares that additional shares of Common Stock have been authorized, the Authorization Date and the amount of Holder's accrued Conversion Default Payments. The accrued Conversion Default shall be paid in cash or shall be convertible into Common Stock at the Conversion Rate, at the Holder's option, payable as follows: (i) in the event Holder elects to take such payment in cash, cash payments shall be made to such Holder of outstanding Series D Shares by the fifth day of the following calendar month, or (ii) in the event Holder elects to take such payment in stock, the Holder may convert such payment amount into Common Stock at the conversion rate set forth in section 4(d) at anytime after the 5th day of the calendar month following the month in which the

Authorization Notice was received, until the expiration of the mandatory 36 month conversion period.

      Nothing herein shall limit the Holder's right to pursue actual damages for the Company's failure to maintain a sufficient number of authorized shares of Common Stock.

            (ix) The Company shall furnish to Holder such number of prospectuses and other documents incidental to the registration of the Series D Shares of Common Stock underlying the Series D Shares, including any amendment of or supplements thereto.

            (x) Certain Adjustments. In the event of any change in one or more classes of capital stock of the Company by reason of any stock dividend, stock split-up, recapitalization, reclassification, or combination, subdivision or exchange of shares or the like, or in the event of the merger or consolidation of the Company or the sale or transfer by the Company of all or substantially all of its assets, then all liquidation preference, conversion and other rights and privileges appurtenant to the Series D Shares shall be promptly and appropriately adjusted by the Board of Directors of the Company so as to fully protect and preserve the same (such preservation and protection to be to the same extent and effect as if the subject event had not occurred, or the applicable right or privilege had been exercised immediately prior to the occurrence of the subject event, or otherwise as the case may be), it being the intention that, following any such adjustment, the Holders of the Series D Shares shall be in the same relative position with respect to their rights and privileges as they possessed immediately prior to the event that precipitated the adjustment.

            (xi) Costs. The Company shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any Series D Shares; provided that the Company shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the Holder of the Series D Shares in respect of which such shares are being issued.

            (xii) Concerning the Securities. The issuance, sale and delivery of the Series D Shares have been duly authorized by all required corporate action on the part of Company, and when issued, sold and delivered in accordance with the terms hereof and thereof for the consideration expressed herein and therein, will be duly and validly issued and enforceable in accordance with their terms, subject to the laws of bankruptcy and creditors' rights generally. 5,500,000 shares of Common Stock issuable upon conversion of the Series D Shares have been duly and validly reserved for issuance and, upon issuance shall be duly and validly issued, fully paid, and non-assessable (the "Reserved Series D Shares").

      Prior to conversion of all the Series D Shares, if at anytime the conversion of all the Series D Shares outstanding results in an insufficient number of Reserved Series D Shares being available to cover all the conversions, then in such event, the Company will move to call and hold a shareholder's meeting within 45 days of such event for the sole purpose of authorizing additional Series D Shares to facilitate the conversions. In such an event the Company shall: (1) recommend its current or future officers, directors and other control people to vote their shares in favor of increasing the authorized number of shares of Common Stock and (2) recommend to all shareholders to vote their shares in favor of increasing the authorized number of shares of Common Stock. Company represents and warrants that under no circumstances will it deny or prevent Holder's right to convert the Series D Shares as permitted under the terms of the Subscription Agreement, or the Registration Rights Agreement entered into between the Company and the Holders of the Series D Shares.

      (xiii) No Short Sales. Subject to the provisions of Section 3 C (xiv) below, the Holders shall expressly agree that until such time as they have sold all of the securities and/or all of the Shares that they shall not, directly or indirectly, through an affiliate (as that term a defined under Rule 405 promulgated under the Act) or by, with or through an unrelated third party or entity, whether or not pursuant to a written or oral understanding, agreement, arrangement, scheme, or artifice of any nature whatsoever, engage in the short selling of the Company's Common Stock or any other equity securities of the Company whether now existing or hereafter issued, or engage in any other activity of any nature whatsoever that has the same effect as a short sale, or is a de facto or de jure short sale, of the Company's Common Stock or any other equity security of the Company whether now existing or hereafter issued, including but not limited to the sale of any rights pursuant to any understanding, agreement, arrangement, scheme or artifice of any nature whatsoever, whether oral or in writing, relative to the Company's Common Stock or any other equity securities of the Company whether now existing or hereafter created.

      (xiv) The provisions of Section 3 C (xiii) shall not apply with respect to any activities of a Holder which are effected by such Holder in the course of such Holders regular trading activities, which may from time to time include so-called "short selling," provided, however, that any short selling activities, whether or not routine, that are designed to prevent or have the effect of preventing the price of the Company's securities which are the subject of the short selling activities from maintaining the level of its then current market price shall be subject to the provisions of Section 3 C (xiii) above. In the event of any breach of the provisions of Section 3 C (xiii) or (xiv) by such Holder, the Company shall be required to honor such Holder's conversions, but without application of the discount or the dividends that have been issued, but not exercised, shall no longer be enforceable.

            D. Redemption.

      The Company will have the right to redeem the Series D Shares in whole or in part, at any time as follows: Up to and including February 10, 1998, the Company may redeem any or all of the Series D Shares for the face amount of the Series D Shares being redeemed, plus accrued dividends thereon; up to and including March 12, 1998, the Company may redeem any or all of the Series D Shares for 110% of the face amount of the Series D Shares being redeemed, plus accrued dividends thereon; up to and including April 11, 1998, the Company may redeem any or all of the Series D Shares for 120% of the face amount of the Series D Shares being redeemed, plus accrued dividends thereon; after April 12, 1998, the Company may redeem any or all of the Series D Shares for 130% of the face amount of the Series D Shares being redeemed, plus accrued dividends thereon. Prior to sending a Notice of Conversion, the Holder has the right to request a written notice from the Company as to whether or not the Company intends to redeem or convert properly tendered Series D Shares. The Company must give written notice to the Holder, via facsimile, of its redemption intention, within forty- eight (48) hours of the Company's receipt of such request from the Holder. The Company's notice of redemption intent, either to redeem or not to redeem, shall be binding for 10 business days from the date of receipt by the Holder. If the Company fails to give written notice to Holder within forty-eight
(48) hours of Company's receipt of a written request from Holder, as to the Company's redemption intention, such failure shall conclusively determine the Company's intent not to redeem, and the Company may not give the Holder a notice of redemption for 10 business days thereafter. Additionally, once Holder faxes the Company a Notice of Conversion, the Company shall be restricted from redeeming as to that conversion.

      Redemption by the Company shall be effected by the Company notifying the Holder by facsimile at the number listed in the subscription agreement as to the Company's intention to exercise its right of redemption. The Company shall state in such notice the amount of Series D Shares it intends to redeem, the amount that it will pay to effectuate such redemption and the date by which the Holder must deliver the original Series D Shares to be redeemed to the Escrow Agent. The Company shall give the Holder at least 10 business day's advance notice of the above information. On or before the date by which the Holder is to deliver the original Series D Shares to the Escrow Agent, the Company shall wire to the Escrow Agent that amount necessary to effect the redemption. Once the Escrow Agent is in receipt of the original Series D Shares being redeemed and those funds necessary to effect the redemption the Escrow Agent shall wire those funds to the Holder and deliver the original Series D Shares via overnight courier to the Company. With respect to that portion of the Series D Shares being redeemed, provided sufficient funds are on deposit with the Escrow Agent on the redemption date as herein described, then in such event, after the date of redemption, interest shall cease to accrue on those Series D Shares being redeemed and the Holder


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

shall have no further rights as to those Series D Shares being redeemed other than the right to receive payments on the redemption date.

            E. Liquidation.

                  (i) Series D Preference. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the Holders of Series D Shares shall be entitled, before any distribution or payment is made upon any shares of Common Stock or any Preferred Stock junior in rank to the Series D Shares, to be paid an amount per share equal to the liquidation value described in this Section 3.E(i) (the "Liquidation Value"). The per share Liquidation Value of the Series D Shares on any date is equal to the sum of the following:

                        (A)   $100, plus

                        (B) an amount equal to any accrued and unpaid dividends from the date of issuance of the Series D Shares.

Neither the consolidation nor merger of the Company with or into any other corporation or other entities, nor the sale, transfer or lease of all or substantially all of the assets of the Company shall itself be deemed to be a liquidation, dissolution or winding-up of the Company within the meaning of this
Section 3.E. Notice of liquidation, dissolution, or winding-up of the Company shall be mailed, by overnight courier, postage prepaid, not less than 20 days prior to the data on which such liquidation, dissolution, or winding-up is expected to take place or become effective, to the Holders of record of the Series D Shares at their respective addresses as the same appear on the books of the Company or supplied by them in writing to the Company for the purpose of such notice, but no defect in such notice or in the mailing thereof shall affect the validity of the liquidation, dissolution or winding-up.

                  (ii) General.

                        (A) All of the preferential amounts to be paid to the Holders of the Series D Shares pursuant to Section 3D(i) shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Company to, the Holders of the Common Stock or any preferred stock junior in rank to the Series D Shares in connection with such liquidation, dissolution or winding-up.

                        (B) After setting apart or paying in full the preferential amounts aforesaid to the Holders of record of the issued and outstanding Series D Shares as set forth in Section 3D(i), the Holders of record


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

of Common Stock and any preferred stock junior in rank to the Series D Shares shall be entitled to participate in any distribution of any remaining assets of the Company, and the Holders of record of the Series D Shares shall not be entitled to participate in such distribution.

            F. Reacquired Shares. Any Series D Shares redeemed, purchased, converted, or otherwise acquired by the Company in any manner whatsoever shall not be reissued as part of such Series D and shall be retired promptly after the acquisition thereof. All such Shares upon their retirement and the filing of any certificate required in connection therewith pursuant to the Delaware General Company Law shall become authorized but unissued shares of Preferred Stock.

            G. Equality. All Series D Holders shall be subject to the same terms and conditions as set forth herein. No Series D Holders shall be entitled to or receive terms that are more favorable than those given to any other Series D Holder. In the event a Series D Holder is given or receives terms more favorable than those given to or received by any other Series D Holder, then in such event all Series D Holders shall be given and entitled to those more favorable terms.

            H. Copies of Agreements, Instruments, Documents. Copies of any of the agreements, instruments or other documents referred to in this Certificate shall be furnished to any stockholder upon written request to the Company at its principal place of business.

      4. The statements contained in the foregoing, creating and designating the said Series D issue of Preferred Stock and fixing the number, powers, preferences, and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of said series, be deemed to be included in and be a part of the Restated Certificate of Incorporation, as amended, of the Company pursuant to the provisions of Sections 104 and 151 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, this Certificate of Designation has been executed on behalf of the Company by its Chief Executive Officer and President and attested by its Assistant Secretary this 17th day of December, 1997, and they do hereby affirm, under penalty of perjury, that the foregoing Certificate of Designation is the act and deed of the Company and that the facts stated therein are true and accurate.

Signed and attested to on December 17th, 1997.

                                           PROJECTAVISION, INC.


                                        By /s/ Martin J. Holleran
                                        ----------------------------------
                                           Martin J. Holleran
                                           CEO and President

Attest:


By /s/ Marvin Maslow
   ------------------------------
      Marvin Maslow
      Assistant Secretary


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